Exhibit 10.71

Certain information has been redacted from this exhibit pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and is the type that the Registrant treats as private or confidential. The Registrant hereby agrees to furnish an unredacted copy of the exhibit and its materiality and privacy or confidentiality analyses to the Commission upon request.

Worley

energy I chemicals I resources

Definitions:

"Activity Schedule" means a list of the activities which the Company expects to carry out in providing the Services which are listed in the Annexure.

"Adjustment Event" is defined in clause 33(a).

"Agreement" is defined in clause 1.

"Annexure" means the annexure to this Agreement.

"Client" means the person or entity identified as the Client in the Annexure, including its representatives and authorised agents.

"Company" means the company identified as the Company in the Annexure.

"Company Background Material" means any intellectual property rights which the Company, a subcontractor of the Company or its Related Body Corporate owns or has the unrestricted right to exercise, whether existing prior to or as at or created after the date of this Agreement.

"Completion" occurs when the Company has done all the work which the scope in the Annexure states that the Company is to do by the Date for Completion.

"Confidential Information" is defined in clause 20(a).

"Date for Completion" means the Date for Completion set out in the Annexure as adjusted in accordance with this Agreement.

"Deliverables" means the work product or other output of the Services required to be created, developed, produced, delivered, provided or performed by Company as part of its Services.

"Direction" means any agreement, approval, authorisation, certificate, decision, demand, determination, explanation, instruction, notice, order, permission, rejection, request or requirement which the Client may make, give or issue pursuant to the provisions of this Agreement.

"Good Industry Practice" means exercising the level and degree of skill, care, prudence which would be expected of a skilled and experienced professional consultant engaged in the same or substantially similar type of project (including as to scope and complexity) as the Company under the same or similar circumstances.

"Gross Negligence" means an extreme or fundamental departure from the standard of care required by this Agreement, undertaken with actual apprehension of, and serious disregard or indifference to, the risks involved.

"Facilities" means the facilities to be provided by the Client to the Company as stated in the Annexure.

AGREEMENT FOR CONSULTANCY AND PROFESSIONAL SERVICES

"Force Majeure Event" is defined in clause 19(a).

"Insolvency Event" means the occurrence of any one or more of the following events in relation to any person:

(a)
an application is made to a court for an order, or an order is made, that it be wound up, declared bankrupt or that a provisional liquidator or receiver or receiver and manager be appointed;
(b)
a liquidator or provisional liquidator is appointed;
(c)
an administrator is appointed to it under the Corporations Act ss 436A, 436B or 436C;
(d)
a Controller (as defined in the Corporations Act s 9) is appointed to it or any of its assets;
(e)
a receiver is appointed to it or any of its assets;
(f)
it enters into an arrangement or composition with one or more of its creditors, or an assignment for the benefit of one or more of its creditors, in each case other than to carry out a reconstruction or amalgamation while solvent;
(g)
it proposes a winding-up, dissolution or reorganisation, moratorium, deed of company arrangement or other administration involving one or more of its creditors;
(h)
it is insolvent as disclosed in its accounts or otherwise, states that it is insolvent, is presumed to be insolvent under an applicable law (including under the Corporations Act ss 459C(2) or 585)) or otherwise is, or states that it is, unable to pay all its debts as and when they become due and payable;
(i)
it is taken to have failed to comply with a statutory demand as a result of the Corporations Act s 459F(1);
(j)
a notice is issued under the Corporations Act ss 601AA or 601AB and not withdrawn or dismissed within 21 days;
(k)
a writ of execution is levied against it or a material part of its property which is not dismissed within 21 days;

(I)

it ceases to carry on business or threatens to do so; or

(m) anything occurs under the law of any jurisdiction which has a substantially similar effect to any of the events set out in the above paragraphs of this definition.

"Intellectual Property Rights" means all statutory or other proprietary rights (including moral rights) in respect of copyright, trade mark (including the trade

Worley

energy I chemicals I resources

mark), design, patent, circuit layout rights, trade or business or company names, domain names and any right to registration of such rights whether created before or after the commencement of the Agreement.

"Law" means any law regulating or otherwise relating to the Services or the Agreement, or the enforcement or administration of those laws, whether arising under common law or statute, permit, notice, decree, directive, or policy having the force of law, of any authority with jurisdiction over the Services or the Agreement.

"Material Breach" means (i) a breach of an obligation under this Agreement in a material respect on 2 or more occasions within a 6 month period which has not been remedied by the Company; or (ii) abandonment of the Services by the Company.

"Personnel" means

(a)
employees or agents or subconsultants of the Company; and
(b)
Employees or agents or subconsultants of the Client.,

engaged to perform any part of the Services.

"Price" means

(a) The aggregate of:

(i)
the price set out in the Annexure; and
(ii)
any fees and expenses payable on a reimbursable basis, and calculated in accordance with this Agreement,

as adjusted in accordance with this Agreement.

(b) Where the Agreement is terminated before the Services have been completed the Price shall mean the pro rata amount of the lump sum price as adjusted in accordance with this Agreement that represents the proportion of the Services completed by the Company, in additional to any reimbursable fees and expenses payable in accordance with this Agreement.

"Progress Claim" means a claim submitted by the Company to the Client in accordance with clause 27.

"Project" is defined in the Annexure.

"Project IP" means the Intellectual Property Rights created by the Company in its performance of this Agreement, but does not include Company Background IP.

"Qualifying Cause of Delay" means any act, default or omission of the Client or its consultants, agents or contractors of the Client, third parties, employees (not being employed by the Company), other than as expressly permitted under the Agreement or where the Client has suspended or delayed the provision of the Services.

"Services" means the services to be provided by the Company to the Client as stated in the Annexure and such further services as varied in accordance with clause 32.

"Unforeseeable" means not reasonably foreseeable by an experienced contractor providing services of the nature of the Services in this Agreement by the date the Agreement was made.

"Wilful Misconduct" means an act or omission known to be wrong yet intentionally persisted in with reckless or wanton disregard as to its likely harmful consequences.

"Variation" means a variation to the scope of the Services, a change to the order of performing the Services, a change to the programming of the Services or the acceleration or deceleration of the Services.

Worley

energy I chemicals I resources

Standard Conditions of Contract:

The Agreement

1.

The "Agreement" means the agreement for the Company to provide the Services to the Client. The Agreement comprises the Annexure, these Standard Conditions of Contract and any other documents referred to in the Annexure. The Agreement represents the entire understanding of the parties and supersedes all prior agreements, arrangements, representations or understandings (if any) of the parties in respect of matters dealt with by this Agreement. The Client agrees that it has not relied on any such matters in deciding whether to enter into this Agreement. To the extent permitted by law, except as expressly set forth in this Agreement the Company offers no other warranties, express or implied, or representations concerning the Services or the manner in which the Services will be performed.

2.

The documents which are part of the Agreement are mutually explanatory. If there is any ambiguity or discrepancy in the documents, the order of precedence shall be firstly the Annexure, secondly these Standard Conditions of Contract and thirdly any other documents referred to in the Annexure, unless the parties agree otherwise in writing. The language of the Agreement shall be English. All communications in relation to the Agreement shall be in English.

3.

No terms printed on any purchase order or similar document issued by or on behalf of the Client to the Company at any time (including but not limited to as printed on an instruction to commence the Services, a receipt, sales order or other document) has any legal effect or forms part of, or varies, this Agreement irrespective of whether any person by or on behalf of the Client or Company signs any such document.

Retrospectivity

4.

The Agreement applies to the Services provided by the Company regardless of whether the Agreement was in force at the time the Services were performed.

Providing the Services

5.

The Company must exercise reasonable care, skill and diligence in providing the Services and ensure that the Services are performed in accordance with Good Industry Practice.

6.

Subject to clause 9 the Company will commence the Services on the Date for Commencement.

7.

The Company will provide the Services in a manner which, where it is within the Company's control, facilitates the timely completion of the Project, and in any event by the Date for Completion.

8.

(a)
Clause 8 applies if the Annexure sets out requirements for approval of Company Material.
(b)
The Company will provide the Client with the documents and the number of copies at the times set out in the Annexure.
(c)
The Client must, within the period stated in the Annexure, give a Direction to the Company either approving the document or giving reasons why the document is not approved, and a reasonable date by which it must be resubmitted.
(d)
Not used.
(e)
Where the Client gives a direction under clause 8(c) which is not an approval, clause 8 applies when the document is re-submitted.
(f)
Not used.

9.

(a)
The Client must, within a time that does not delay the Company in providing the Services, make available to the Company the Facilities and all the information, documents and other details, access and permissions required under this Agreement for the Company to commence and continue to provide the Services, and provide all instructions, consents, approvals, or Directions required under this Agreement. For the avoidance of doubt, the Company is not required to check the information expressed as Rely Upon Information for accuracy, completeness or correctness and may rely on the Rely-Upon Information as if it were accurate, complete and correct and is not responsible for any defect or subsequent liability arising out of or in connection with using the Rely-Upon Information as part of the Services.
(b)
Except as otherwise provided for in this Agreement (including clause 9(a), the Company is entitled to rely upon the documents and information supplied by and on behalf of the Client (Client Supplied Information), and shall have no liability for any Defect in the Services which is solely attributable to the Company's reliance upon

Worley

energy I chemicals I resources

such information except where the Client has requested or directed that the Company review the Client Supplied Information for any manifest errors or omissions as part of its routine review and where the Company is entitled to claim an adjustment pursuant to clause 34 and a Variation under clause 32 and be compensated by the Client for this task.

10. Without limiting the application of clause 9, the Client must provide reasonable assistance to the Company at the request of the Company:

(a)
By obtaining copies of any Law not readily available to the Company; and
(b)
For the Company's applications for any permits, licences, visas or approvals required from all local, state or central government authorities or public sector undertakings required by any Law:
(i)
which the Company is required to obtain to provide the Services; and
(ii)
for the importation or delivery of any property of the Company or of its servants, agents or subcontractors required for the provision of the Services, including clearance through customs;
(iii)
for the entry and authorisation to work of any servant, agent or subcontractor of the Company, including but not limited provision of visas and work permits, and
(iv)
for the re-export of the Company's property.

If the Company considers the Client has not sufficiently complied with clauses 9 or 10 to enable the Company to provide the Services in accordance with this Agreement the Company may be entitled to an extension of time pursuant to clause 34 and any additional work will be treated as a Variation pursuant to clause 32.

Correction of defective Services

11.

(a)

If the Client is of the reasonable opinion that the Services have not been performed in accordance with Good Industry Practice ("Defect"), the Client may direct the Company to, at its own cost, reperform and correct, provided that the Company is notified of the non-conformance within 24 months of completion of the Services in question. The Client's direction shall identify the Defect and state a reasonable date by which the Company shall complete the re-performance of the Services. The Company shall have the first right to remedy all such non-conformances. The Company shall reperform and correct the non-conforming Services within the reasonable time specified by the Client, so as to minimise delay and disruption to the Client.

(b)   The Client acknowledges and agree that the provisions of clause 11(a) constitute, to the fullest extent permitted by law, the sole and exclusive remedies of the Client and the sole and exclusive liability of the Company for any liability arising out of or in connection with a Defect.

Work at the Client's Premises

12. "WHS Law" means the Work Health and Safety Act 2012 (SA) and the Work Health and Safety Regulations 2012 (SA).

13. The Company must:

(a)
comply with, and ensure that its Personnel comply with, their occupational, health and safety obligations at law, including their obligations under WHS Law;
(b)
provide and ensure that its Personnel provide, if requested by the Client, evidence of compliance with their workplace, health and safety obligations upon reasonable notice; and
(c)
monitor each of its subconsultant's compliance with their occupational, health and safety obligations under WHS Law and to comply with the Client's industrial, safety and security requirements, and provide to the Client details of such compliance and any non-compliance in a monthly report.

Limitations of Liability and Third Party Indemnity

14. Notwithstanding any other clause of this Agreement:

(a)   Neither Party is liable to the other in contract, in tort (including but not limited to negligence), in equity, by operation of statute or under any Law or otherwise for any kind of:

(i)
indirect or consequential loss or damage;
(ii)
loss of opportunity;
(iii)
loss of revenue;

Worley

energy I chemicals I resources

(iv)loss of profit or anticipated profit;
(v)loss of contracts;
(vi)loss of goodwill;
(vii)damage to business reputation or goodwill;
(viii)loss arising from business interruption; or
(ix)liability arising out of or in connection with pollution or contamination,

arising out of or in connection with this Agreement incurred or suffered by a party, or any other person.

15.

(a)
Notwithstanding any other clause of this Agreement, the liability of the Company in respect of any claim arising out of or in connection with this Agreement, the Services, the Project or otherwise, howsoever arising in contract (including but not limited to warranties and implied warranties), in tort (including but not limited to negligence), in equity, by operation of statute or otherwise is limited in the aggregate, to the fullest extent permitted by law, is limited to an amount which does not exceed the Overall Limitation of Liability amount stated in the Annexure.
(b)
The limitation of liability under subclause 15(a) does not apply or limit any of the following obligations or liabilities of the Company:
(i)
claims made by any third party for personal injury, death or injury to a person;
(ii)
claims made by any third party in respect of loss or destruction of or damage to any property;
(iii)
Not used
(iv)
liability for the Company's infringement of any intellectual property rights of any person under clause 21 (excluding IP selected or directed by the Client);
(v)
to the extent that the loss or liability arises out of or in connection with the Company's or any of its Personnel's Wilful Misconduct, Gross Negligence, fraud, violation of law or criminal conduct;

(vi)
loss or liability in respect of which a party cannot by law contract out of;
(vii)
amounts initially incurred by the Company but in respect of which the Company has recovered (by way of payment, set off or otherwise) from any other party;
(viii)
breach of confidence, privacy or misuse of information;
(ix)
Not used;
(x)
in respect of any penalty imposed by an
Authority or Government as a result of any failure by the Company to perform its obligations under this Agreement; and
(xi)
in respect of the Company's s failure to pay any taxes that are the responsibility of the Company required under this Agreement.

16.

The liability of the Client and the Company to each other whether arising in contract, in tort (including but not limited to negligence), in equity, by operation of statute or under any Law or otherwise must be reduced proportionately to the extent that a breach of contract, the failure to comply with a Law, or the negligent act or omission of a party or its consultants, agents or other contractors contributed to the loss, damage, costs, claims, liability, expense, outgoing or payment incurred by the other party.

Services provided for Exclusive Benefit of Client

17.

The Services are provided for the exclusive benefit of the Client and the Company accepts no liability to any person other than the Client in respect of any claim arising out of or in connection with the Services, the Project or any relationship established by this Agreement whether arising in contract, in tort (including but not limited to negligence), in equity, by operation of statute or under any Law or otherwise. If the Client allows any third party to enjoy the benefit of the Services, the Client pursuant to clause 17 hereby agrees to indemnify and hold harmless the Company against any claim by that third party.

Insurance

18.

(a)   The Company must have insurance cover for any loss or damage in adequate amounts and for the risks each bears under this Agreement as required by statute or otherwise as is

Worley

energy I chemicals I resources

reasonable in the circumstances or as detailed in the Annexure.

(b)   Insurances must provide cover from the date the Agreement is made until the Date of Completion or any longer period stated in the Annexure.

(c)   The Company must effect and maintain:

(i)

a Public Liability insurance policy for an amount adequate to cover any risk that party bears under this Agreement, or as detailed in the Annexure;

(ii)

a Professional Indemnity insurance policy for an amount adequate to cover any risk that party bears under this Agreement, or as detailed in the Annexure;

(iii)

insurance (including workers compensation insurance and motor vehicle insurance) required in connection with the Services under Legislative Requirements at all times during the performance of the Services.

(d)   When requested by the Client, the Company must provide a certificate from its insurer confirming the insurances are in force.

19. Inability to Perform Agreement

(a)

For the purposes of this clause 19, an event is a "Force Majeure Event" if it is:

(i)

an act of God, including epidemics, landslides, earthquakes, cyclones, floods and wash-outs;

(ii)

acts of the enemy including wars and blockades;

(iii)

riots, terrorism or civil disturbance;

(iv)

loss or damage to plant and equipment, materials or Facilities necessary for the affected party's operation provided that the affected party has acted in a proper and prudent manner with respect to such plant, equipment, materials or Facilities and maintenance or repair thereof; or

(v)

industrial relations actions or strikes that were not the fault or responsibility or solely involving the affected party's workforce, to the extent that it directly prevents the performance of the Services, and which could not have been reasonably foreseen, prevented or avoided by the Company (exercising a standard of care and diligence of a prudent and competent contractor in the circumstances), and was not caused or contributed to by the Company.

(b)

If the Company or the Client become unable in part or whole to perform this Agreement as a result of a Force Majeure Event which is outside the reasonable control of that party it must promptly notify the other party and suspend performance under this Agreement (other than under clauses 25 to 30 inclusive) while the event or its consequence continue and resume performance as soon as practicable.

(c)

Not used.

(d)

If a Force Majeure Event or Events effect the performance of either party under this Agreement for a cumulative period exceeding 3 calendar months, either party may, without prejudice to any accrued rights, terminate this Agreement by giving one month's written notice.

20. Confidential Information

(a)

"Confidential Information" means all information which, by its nature or by the circumstances of its disclosure, is or could reasonably be expected to be regarded as confidential to a party and includes concepts, technical and operational information owned or used by a party and details of any clients, customers or suppliers of a party.

(b)

The Company must not disclose, or allow to be disclosed to any person, any of the Confidential Information of the Client without the prior written consent of the Client.

(c)

The Client must not disclose, or allow to be disclosed to any person, any of the Confidential Information of the Company without the prior written consent of the Company.

(d)

The Company must only use Confidential Information of the Client for the purpose for which it was disclosed and must not make use of such Confidential Information or any part of it to the competitive disadvantage of the Client.

(e)

The Client must only use Confidential Information of the Company for the purpose for which it was disclosed and must not make use of such Confidential Information or any

Worley

energy I chemicals I resources

part of it to the competitive disadvantage of the Company.

(f)    The Company shall be entitled to retain a copy of all documents related to the Project for its records, subject to its continuing obligations under this clause.

Intellectual Property

21.   As between the Company and the Client, Company Background IP remains the property of the Company.

(a)   To the extent Company's Background IP is embodied in any tangible deliverables that that the Company created, designed or performed specifically for the Client as part of the Services, the Company grants the Client a royalty free, non-transferable, non-exclusive, revocable licence to use the Company's Background IP solely in connection with the Services, subject to the Company receiving payment in full for all undisputed amounts claimed by the Company for the Services.

(b)   Subject to clause 21(a), the Company will use reasonable commercial endeavours to procure for the Client or owner of any third party Intellectual Property Right (other than commercially available proprietary Intellectual Property Rights including software) a perpetual, irrevocable, royalty free, transferable (to the Client's successors in title only), non-exclusive licence to use that third party's Intellectual Property Rights in relation to the Services. The Client shall be responsible to obtain at its cost any necessary commercially available proprietary Intellectual Property Rights including software.

(c)   As between the Client and Company, all Intellectual Property Rights supplied by the Client are the property of the Client.

(d)   Ownership of Project IP vests in the Client upon is creation.

(e)   Subject to clauses 14, 15 and 16 the Company warrants to the Client that the Company Material does not infringe the Intellectual Property Rights of any third party and indemnifies the Client against breach of that warranty. This indemnity does not apply if any infringement or alleged infringement arises from any other purpose (or on any other project) other than as allowed for under the licence provided for under clause

21(a) above.

(f)

The Client grants to the Company a non-exclusive, royalty-free licence (including the right to sub-licence to the Company) to use the Project IP and Intellectual Property Rights in the documents or information supplied by the Client, solely for the purposes of performing the Services in accordance with this Agreement.

(g)

Subject to clauses 14 and 16 the Client warrants to the Company that any document, material or design provided by the Client does not infringe the Intellectual Property Rights of any third party (including for avoidance of doubt of contractors of the Client) and indemnifies the Company against breach of that warranty. This indemnity does not apply if any infringement or alleged infringement arises from any other purpose (or on any other project) other than as allowed for under the licence provided for under clause 21(f) above.

Conflict of Interest

22.  Both parties represent and warrant to each other that a director, employee or agent of that party will not solicit or receive from, or give to, any director, employee or agent of the other party any commission, price, rebate or any gift or entertainment of significant cost or value in connection with the Services, or enter into any business arrangement with any director, employee or agent of the other party or any related company without the prior written notification and approval of both parties.

23.  Both parties further warrant and represent to each other that a director, employee or agent of that party will not solicit or give any payment, loan or gifts or promises or offers of payments, loans or gifts of any money or anything of value directly or indirectly to or for the use or benefit of:

(a)

any official or employee of any government, or any department, agency or instrumentality of any such government, or any person acting in an official capacity for or on behalf of any such government, department, agency or instrumentality;

(b)

any political party or official or candidate thereof; or

(c)

any other person or entity,

Worley

energy I chemicals I resources

the payment of which would violate any Law or the laws of the jurisdiction in which the Company is incorporated.

Duration of Agreement

24.

(a)   Subject to clauses 19 and 28(b), each party must continue to perform its obligations under this Agreement until the Agreement is terminated. Clauses 14, 15, 16, 17, 20, 22, 28(a), 35 to 40 inclusive survive the termination of this Agreement for whatever reason.

(b)   On termination of this Agreement, except where agreed otherwise by the parties, the licence granted by the Company to the Client under clause 21(a) terminates and the Client must, at the Direction of the Company, destroy or return Company Material. The remainder of the clause 21 survives the termination of this Agreement for whatever reason.

(c)   The Client may terminate this Agreement by notice to the Company if:

(i)

the Company commits a Material Breach of this Agreement which cannot be remedied; or

(ii)

the Company commits a material breach of this Agreement that is capable of remedy and the Company fails to remedy that breach within 30 days following receipt of notice requiring it to do so.

(d)   The Company may terminate this Agreement by notice to the Client if:

(i)

there are at least 2 Progress Claims in respect of which the Client has not, in good faith and in accordance with this Agreement, disputed the amount owing and which remain unpaid by the Client after the period for payment of such invoices under this Agreement has expired; and

(ii)

the amount has been payable for more than 30 days from the date of the later Progress Claim,

provided that the Company has given the Client 30 days' notice to cure non-payment of any of those amounts prior to terminating this Agreement, and the Company has not subsequently paid the amount or disputed the amount owing.

(e)   Either the Company or the Client may terminate this Agreement with immediate effect by giving notice to the other party if an Insolvency Event arises.

(f)In addition to any other rights of termination available to the Client, the Client may terminate this Agreement by giving 14 days' notice to the Company, in which case (subject to the Client's other rights under this Agreement) the Client must reimburse the Company for all verifiable:

(i)

work in progress;

(ii)

Services completed; and

(iii)

expenses incurred up to the date of the notice of termination or in giving effect to that notice,

which are incurred in compliance with this Agreement, and which cannot be reversed or mitigated by the Company applying best efforts.

(g)If the Agreement is terminated by the Client as a result of a default of the Company, then the Client shall pay the Company the pro rata portion of the Price for Services performed up to the date of termination.

Prices and Payment

25. The Client must pay the Company the Price in accordance with this Agreement.

26. The Price includes a Price for each activity of the Activity Schedule, and the total Price for all the activities in the Activities Schedule is the lump sum Price of performing the whole of the Services specified in the Annexure.

27.

(a)  The Company will submit to the Client on or before the last working day of each calendar month (or such other day as may, from time to time, be agreed by the parties) during the Agreement a Progress Claim including:

(i)

details of the value of the Services performed to date;

(ii)

details of adjustments to the Price; and

(iii)

details of any other monies due to the
Company under this Agreement.

(b)   Payment of the Progress Claim is due 30 days after receipt by the Client.

28.  If the Client does not pay the amount of the Progress Claim when it is due the Company is entitled to:

Worley

energy I chemicals I resources

(a)

charge interest to the Client at the rate of 1.25% per month from the date of the Progress Claim until the date of payment in full; and

(b)

suspend the provision of the Services until the date of payment in full.

29.  If the Client disputes any part of any Progress Claim submitted by the Company, the Client must pay the undisputed balance in full. In the event that any part of a disputed amount is subsequently agreed or determined to be due, the Client must pay the amount withheld together with interest in accordance with clause 28(a).

30.   The Company may include in a Progress Claim and recover from the Client, in addition to the Prices as adjusted in accordance with this Agreement any amount attributable:

(a)

To customs duties, import or re-export or excise taxes or taxes of a similar nature required under any Law, or a Law of the jurisdiction under which the Company is incorporated, to be remitted by the Company in relation to the Services; and

(b)

To Goods and Services Tax (GST) or tax of a similar nature for which the Company is or becomes liable for in respect of any taxable supply made or deemed to be made under or in connection with this Agreement.

(c)

All payments of the Price (including interest charged on under clause 28(a) and by the Client to the Company) must be made without deduction or withholding for tax or any other reason, unless the deduction is required by applicable Law.

(d)

If the Client is required by Law on behalf of the Company to make a deduction or withholding for tax from a payment to the Company under this Agreement, or the Company is required to make a payment for tax on any payment received or receivable by it under this Agreement, the Client:

(i)

indemnifies the Company against any claim in respect of that tax; and

(ii)

must immediately pay an additional amount to the Company so that, after all applicable deductions, withholdings or payments for tax, the Company actually receives for its own benefit a net amount equal to the amount which it would have received if no deductions, withholdings or payments had been required.

If the Client is required by Law to make a deduction or withholding for tax from a payment to the Company under this Agreement, the Client must pay the full amount of the deduction or withholding to the appropriate government agency in accordance with the applicable Law and deliver the original receipts to the Company.

No Assignment

31.  Neither the Company nor the Client may assign its respective rights and obligations under this Agreement without the written consent of the other party which shall not be unreasonably withheld.

Variation

32.

The Client may, by written notice to the Company, direct the Company to perform a Variation ("Variation Request"). The Company will not be required to perform any Variation under this clause 32(a) unless a Variation Request is provided by the Client and the adjustment to the Price and any adjustment to the Date for Completion on account of the Variation is agreed.

(a)

If the Client issues a Variation Request the Company shall provide the Client with a written opinion as to the effect, if any, that such Variation will have on the Date for Completion and shall provide the Client with a price for any additional Services to be performed by the Company in connection with the Variation ("Variation Response").

(b)

The Price payable to the Company must be adjusted to take account of any additional reasonable cost to the Company. The adjustment to the Price will be agreed between the Client and Company, and where the Annexure includes a breakdown of the Price for the purposes of valuing Variations, this breakdown will be applied.

Other Price Adjustments

33.

(a)    An "Adjustment Event" is a change in the cost to the Company, or the time required by the Company, to perform the Services as a result of:

Worley

energy I chemicals I resources

(i)

Unforeseeable changes in law, or applicable standards, guidelines and/or industry practices;

(ii)

the cost associated with the provision of the Services being increased due to the imposition of, or increase in, the amount of any government tax (other than income tax), price or charge;

(iii)

actions of third parties including the Client's contractors;

(iv)

a Qualifying Cause of Delay where the Client has suspended or delayed the provision of the Services; or

(v)

the Services being suspended other than by reason of breach by the Company.

(b) When as Adjustment Event occurs:

(i)

the Company must promptly notify the Client in writing of the occurrence of the event and its effect on the Services;

(ii)

the Company is entitled to an adjustment to the Price as though a Variation Request had been directed under clause 32 in respect of the Adjustment Event; and

(iii)

the Company is entitled to an extension of time provided the requirements of clause 34 have been met.

(c)   The Company shall initiate no work on any Variation under this clause 33 until the Company receives written authorisation from the Client to proceed with such Variation ("Variation Order").

(d)  The Company will not be entitled to make any claim for any increase in the Price for a Variation unless the Client has directed a Variation Order to the Company in accordance with this clause 33.

Extension of Time

34.

(a)  The Company shall be entitled to an extension of time for carrying out the Services if the Company:

(i)

is delayed in providing the Services under this Agreement by a Qualifying Cause of Delay or Force Majeure Event; and

(ii)   gives the Client, within 15 days of when the Company should reasonably have become aware of that causation occurring, a written claim for an extension of time, evidencing:

A.

the facts and extent of causation and delay; and

B.

the impact of the delay on the Date for Completion and any proposed measures to mitigate the effects of the delay.

(b)

When both non-qualifying and Qualifying Causes of Delay overlap, the Client shall apportion the resulting delay to Services according to the respective causes' contribution.

(c)

Within 20 Business Days after receiving the Company's claim for an extension of time, the Client shall give to the Company a written direction evidencing the extension of time so assessed.

(d)

The Client may at any time, in its absolute discretion, grant the Company an extension of time under clause 34 and an adjustment under clause 32 Variation. The Client will not be required to exercise its discretion under this clause 34(d) for the benefit of the Company.

Relevant Law and Jurisdiction and Arbitration

35.

(a)

Both the Client and the Company must provide notice as soon as practicable of any dispute or difference (including with respect to Progress Claims, claims for Variations or requests for extensions of time).

(b)

If any dispute, controversy or difference arises out of or in connection with this Agreement, including any question regarding its existence, validity or termination, the parties agree to submit the dispute to organisation identified in the Annexure for resolution by mediation-arbitration accordance the rules and procedure of that organization for the time being in force, which procedure is deemed to be incorporated by reference into this clause.

(c)

No arbitrator may be a national of the country of incorporation of either party.

(d)

The governing law of this Agreement shall be the substantive law of the country specified

Worley

energy I chemicals I resources

in the Annexure. The venue of the mediation and arbitration shall be venue identified in the Annexure or such other venue as the parties may agree.

(e)

The language of the arbitration shall be English with translation as required.

(f)

The Client represents and warrants that this Agreement is a commercial act and that it is not entitled to claim immunity from any legal action or proceeding with respect of itself or any of its assets in relation to the enforcement of this Agreement on the ground of sovereignty or otherwise under any law.

Severance

36.

If any part of the Agreement is contrary to law, it will not affect the enforceability of other provisions, or parts of provisions.

Recruitment of Staff

37.

Neither party shall recruit, nor attempt to recruit staff and labour from amongst the personnel employed by the other party.

Notices

38.

All notices shall be in writing and send in person, by email or prepaid certified mail to the respective parties at the addresses stated in the Annexure. Notices shall be effective at the time of receipt, except if sent by email outside normal business hours the time of receipt shall be on resumption of normal business hours thereafter unless an automatic email response is received indicating an unsuccessful delivery or the person is out of the office.

Procurement related Services

39.

(a)

If the Company is required to procure goods or services on behalf of the Client, or interfaces with the procurement of goods and services by the Client, as part of the Services, then the Company will use reasonable endeavours to obtain from suppliers of goods and services suitable warranties for the benefit of the Client at a price acceptable to the Client. The Company makes no warranties with respect to such goods and services procured from third party vendors or suppliers.

(b)

The Company's sole responsibility with respect to defects or delays in the purchase of any goods or services referred to in clause 39(a) is to assist the Client, at the Client's expense, to enforce such warranties.

(c)    Where the Services require the Company to co-ordinate with, or to review and/or comment upon or approve documentation from third parties, including contractors of the Client:

(i)

the Company will use reasonable endeavours to co-ordinate the performance of its Services or work of the third parties; and

(ii)

such documentation shall be considered rely-upon information.

(d)   The Company assumes no liability for its receipt of, approval of documents supplied by third parties and contractors of the Client. The Company's receipt, review or approval does not relieve the third parties and Client contractors from responsibility for their errors or omissions or compliance with their obligations to the Client. The Company is not liable for the acts, omissions, errors or non-compliances by those third parties in respect of their obligations to the Client.

Completion

40.

(a)

The Company has an obligation to complete the Services on or before the Date for Completion.

(b)

The Company must notify the Client when the Services have reached Completion. If the Services are complete, the Client must give the Company a written notice of the date of Completion.

Subcontracting

41.

(a)

The Company must not subcontract any Services without the prior written consent of the Client (which consent shall not be unreasonably delayed or withheld).

(b)

Any subcontract entered into by the Company does not relieve the Company from any obligation under this Agreement.

Data protection and privacy

42.   Without limiting this Agreement, the Parties will comply with all applicable privacy laws (including but not limited to the Privacy Act 1988 (Cth) and

Worley

energy I chemicals I resources

the EU General Data Protection Regulation (GDPR) in respect of any personal information provided by the Parties (and their applicable related entities or affiliates) to each other in connection with this Agreement.

Worley

energy I chemicals I resources

Executed as an agreement.

Signed and dated on behalf of the Client by its duly authorised representative:

Client Name:	Vast Renewables Limited

Client Company registration number (please specify)	ACN 136 258 574 r—

Signed	/s/ Craig Wood

Name of signatory:	Craig Wood

Position:	CEO and Director

Date:	2 April 2024

Signed and dated on behalf of the Company by its duly authorised representative:

Company Name:	Worley Services Pty Ltd

Company registration number (please specify)	ABN 61 001 279 812

Signed	/s/ [***]

Name of signatory:	[***] (DOA for [***])

Position:	Operations Director - South (Acting)

Date:	2nd April 2024

Worley

energy I chemicals I resources

Annexure

1.	Company	Worley Services Pty Ltd ABN 61 001 279 812 Level 34, 385 Bourke St, Melbourne VIC 3000 Australia
2.	Client	Vast Renewables Limited ACN 136 258 574 Suite 7.02, Level 7, 124 Walker Street, North Sydney 2060 Australia
3.	Agreement

Precedence of document in case of ambiguity or discrepancy if not stated, order of precedence will be the Standard Conditions of Contract including this Annexure, then other documents.

These terms and conditions and no other apply to Port Augusta Reference Plant services and other services that may be issued separately under Task Briefs. Previous agreements whether expired or on foot do not apply to these works.

4.	Project	As per Worley offer
5.	Services	The Scope of Work is described in the Worley Port Augusta CSP Engineering Proposal — Process, Mechanical, Electrical and Safety & Risk (attached as Appendix A)
6.	Date for Commencement	As per Worley offer
7.	Date for Completion	As per Worley offer
8.	Facilities	Nil
9.	Price

Price: as per Worley offer

Charges: Unless agreed otherwise, the charges payable for the Services shall comprise the hours worked multiplied by the Personnel Rates set out in Schedule of Rates Table below which:

■

are fixed for the Term, subject to the Annual Review Process detailed below;

■

are exclusive of GST {unless otherwise expressly stated);

■

include all charges and costs payable for the delivery of the Services under the terms of this Agreement;

■

include all other costs {including the supply of materials used in or incidental to the supply of the Services), taxes, duties, or other imposts, whether retroactive or not, levied on the Services and arising in or elsewhere on the supply of the Services supplied to Vast Solar, except for software charges as specifically noted in our offer

Personnel Rates: as per the following schedules

The following provisions apply to the Personnel Rates:

■

Personnel will be assigned to the portfolio of projects using the Worley Personnel Authorisation Approval Register. The PAAF shall define the Personnel

Worley

energy I chemicals I resources

Work shall be reimbursed on an hourly-rate basis. The hourly-rates in Schedule One Tables 1 and 2 apply to nationals from Spain, Australia xe.com.

Category and thus the Rate of payment and other details of the assignment.

■  Work shall be reimbursed on an hourly-rate basis. The hourly-rates in Schedule One Tables 1 and 2 apply to nationals from Spain, Australia

The hourly-rates apply for those nationals working in their home country - that is country of employment - and for visits of less than 3-weeks to other countries.

The Spanish hourly-rates apply to the expected high utilisation workload of a team engaged for Basic Engineering and subsequent FEED and Owner's Engineering and Detail Design phases.

The Australian hourly-rates apply to each of part-time (standard) and full-time utilisation

a.   Australian standard-rates are for all hours; except,

b.   Australian full-time hour-rates are for all hours by personnel assigned to the project full-time for a minimum tenure of three-months. Note for the purposes of internal administration - particularly revenue recognition - personnel should be assigned in advance to the Australian full-time rates. The PAAF process applies.

Where personnel are assigned under full-time rates and subsequently do not meet the utilisation criteria their rate shall automatically and retrospectively revert to the Australian standard hourly-rate.

Personnel nominations for each rate Category are as of the date of execution of this agreement. Both are subject to change as personnel develop and grow and as new personnel enter the business and portfolio of project. These changes shall be agreed in advance using the PMF process.

Exchange Rate adjustment:

The exchange rates below shall be used to set the exchange baseline for Spanish hourly-rates to Australian dollars. The exchange rate shall be adjusted half-yearly on the last day of each half for the succeeding half-yearly period.

Base Exchange rate baselines: 1EUR=1.6566AUD

Exchange rate source xe.com.

Rate Increment

The rates are subject to yearly increment with an anniversary on 1 July. The increment shall be the Australian Bureau of Statistics Table 24 Index 6923 Engineering design and engineering consultancy services.

Other costs

The following mark-up will apply to expenses for all administrative cost and profit:

Travel expenses will be at cost-plus [***]%;

Other expenses will be at cost-plus [***]%;

Subcontractors will be at cost-plus [***]%.

Software at cost-plus [***]%

Travel will follow the Worley (Advisian) travel policy.

Standard day

Advisian standard practice is to charge a standard day of eight hours only, notwithstanding that an effort of greater than eight hours may be expended.

Worley

energy I chemicals I resources

Where team members are required to expend effort more than a standard day over a continued period, and Advisian deem those team members shall be reasonably compensated, the team members will be paid overtime which shall be billable to Vast Solar.

10.	Reimbursable Fees and Expenses	Not used
11.	Approval of Company Material	Documents for review by Vast Solar will be reviewed within the Worley review workflow as described in our offer.
12.	Overall Limitation of Liability	AUD [***] million
13.	Insurance to be maintained by Client

1. Liability for bodily injury to or death of a person or loss of or damage to property resulting from an action or failure to take action by the Client.

Amount of cover: AUD [***] million per claim

2. Enter any other required insurances and amounts of cover to be held by the Client.]

14.	Insurance to be maintained by Company

Liability for bodily injury to or death of a person (not an employee of the Company) or loss of or damage to property resulting from an action or failure to take action by the Company.

Amount of Cover: AUD [***] million per claim and in the aggregate

2. Liability for bodily injury to or death of an employee of the Company arising out of and in the course of their employment and in connection with this Agreement.

Amount of Cover: As required by the applicable Laws.

3. Professional Indemnity insurance.

Amount of Cover: AUD [***] million per claim and in the aggregate

15.	Relevant Law, Jurisdiction and Arbitration

Relevant Law: the Laws of New South Wales, Australia

Relevant Jurisdiction: New South Wales, Australia

Mediation/Arbitration Organisation rules that apply to any intended: The Resolution Institute

Mediation /arbitration under the Agreement: Mediation

Venue of Mediation /Arbitration: Sydney, New South Wales, Australia

16.	Address for Notices — to Client	Name of representative: Alec Waugh Address: Suite 7.02, Level 7, 124 Walker Street, North Sydney 2060 Telephone: 0419 619 294 Email: alec.waugh@vast.energy

Worley

energy I chemicals I resources

[***]
17.	Address for Notices — Company	Name of representative: [***] Address: Level 34, 385 Bourke St, Melbourne, 3000, Australia Telephone: M: [***] Email: [***]
18.	Special Conditions	Not used
19.	Task Briefs	Client may elect to assign separate additional work to Company using the established task brief form and process.

Worley

energy I chemicals I resources

Appendix A. Worley Port Augusta CSP Engineering Proposal — Process, Mechanical, Electrical and Safety & Risk

Disclaimer

This document has been prepared for the sole purpose of documenting our Proposal for the Port Augusta CSP Engineering Proposal for Vast Renewables Limited.

It is expected that this document and its contents, including work scope, methodology and commercial terms will be treated in strict confidence by Vast Renewables Limited and that the contents will be used by Vast Renewables Limited only for the purpose of selecting a contractor for the project.

The information contained in these documents is protected by the Global Data Protection Regulation (GDPR). Worley complies with the provisions of the Regulation and the information is disclosed on the condition that the Recipient also complies with the provisions of the (GDPR). In particular, all of the resumes and the information contained therein, must be kept securely, must be used only for the purposes of assessing the suitability of the individuals to perform the tasks proposed and/or assessing the overall capabilities of Worley to undertake the Work proposed and must be destroyed upon completion of those purposes.

Details on how personal information provided to Worley is processed can be found at
https://www.worley.com/site-services/privacy.

Company details

Worley Limited

Level 17 141 Walker Street
North Sydney NSW 2060
Australia

T: +61 2 8923 6866

008RCG-PRP-01 Vast Renewables - Engineering Proposal RevA

Table of Contents

1.	Executive Summary			3
	1.1	Introduction		3
	1.2	Key Challenges for the Port Augusta Project		3
2.	VS1 Plant Description			4
	2.1	Plant Site		4
	2.2	CSP Technology		5
	2.3	Plant Components		5
		2.3.1	Main Equipment Suppliers	6
	2.4	Plant Operating Philosophy		6
	2.5	Plant Performance		6
3.	Scope of Services			7
	3.1	Scope Overview		7
	3.2	Key Engineering Activities		7
	3.3	Scope of Services		8
		3.3.1	[Removed]	9
		3.3.2	Process	9
		3.3.3	Mechanical	12
		3.3.4	Piping	14
		3.3.5	Civil, structural and architecture	14
		3.3.6	Electrical	14
		3.3.7	Instrument & Control	15
		3.3.8	Safety and Risk Engineering:	16
	3.4	Assumptions, Clarifications and Exclusions		16
		3.4.1	General	16
		3.4.2	[Removed]	16
		3.4.3	[Removed]	16
		3.4.4	Process Engineering	16
		3.4.5	Piping	17
		3.4.6	Electrical Engineering	17
		3.4.7	Instrument & Control Engineering	17
	3.5	Document Control		17
	3.6	Client supplied information		17
4.	Project Execution Plan			18
	4.1	Key Elements of Execution		18
		4.1.1	Kick-off Meeting & Workshop	18
		4.1.2	[Removed]	18
		4.1.3	Development of Key Engineering Deliverables	18
		4.1.4	Confirm and agree key workshop dates early	18
		4.1.5	3D Plant Model	18
		4.1.6	[Removed]	19
		4.1.7	Major Equipment Specification & Pricing	19
		4.1.8	[Removed]	19
	4.2	Execution Strategy		19
		4.2.1	Overview	19
		4.2.2	Global Integrated Delivery (GID)	20
		4.2.3	Project Management	20
		4.2.4	Project Controls	21

008RCG-PRP-01 Vast Renewables - Port Augusta Engineering Proposal RevA

		4.2.5	Engineering Execution	22
		4.2.6	Interface Management	24
		4.2.7	Administration and Communications	24
		4.2.8	Travel and Communication	26
	4.3	[Removed]		27
	4.4	[Removed]		27
	4.5	[Removed]		27
	4.6	Schedule		27
5.	Project Team			29
	5.1	Team Location		29
	5.2	Proposed Team Organisation Structure		29
	5.3	Key Personnel		1
6.	Commercial Offer			3
	6.1	Pricing		3
	6.2	Payment Schedule		4
	6.3	Qualifications, Assumptions and Exclusions		4
		6.3.1	General	4
		6.3.2	Technical	6
	6.4	Schedule of Rates		6
	6.5	Terms & Conditions		6

Appendices

Appendix A. Australian Cost, Time and Resources

Appendix B. Madrid Task and Deliverable List

Appendix C. Key Personnel CVs

Appendix D. Vast Renewables Rates Table

List of tables

Table 1 - Regular Meeting & Reporting Table	21
Table 2 - Rules of Credit	21
Table 3 - Communication Plan	25
Table 4 - Project Authority Levels	26
Table 5 - Australia Personnel Travel to Madrid	26
Table 6 - Madrid Personnel Travel to Australia	27
Table 7 - Estimate Summary	3

008RCG-PRP-01 Vast Renewables - Port Augusta Engineering Proposal RevA

1.Executive Summary

1.1Introduction

Worley is excited to offer this proposal for Engineering as a part of the next stage for the Vast Renewables Port Augusta Project. Our proposal brings together an unprecedented joint effort between Vast Renewables and our global Worley Consulting and Worley teams to deliver the scope of work. We are determined to continue to add value to Vast Renewables' mission to create low-cost, zero carbon, dispatchable electricity.

Enclosed in our proposal are details outlining our proposed scope of works and execution methodology as discussed with Vast Renewables for elements of the Front End Engineering Design of the Port Augusta plant. This proposal is provided in response to the Scope of Works issued by Vast Renewables as VS1-00-Y-U-IO-VE-004, and subsequent discussions and clarifications between Vast Renewables and Worley. To maximise value for Vast Renewables during execution of this scope, Worley will continue to utilise our Worley Consulting experts who have gained a deep understanding of the project technical requirements.

1.2Key Challenges for the Port Augusta Project

Vast Renewables (Vast) has developed and enhanced their Concentrated Solar Power (CSP) technology through their pilot-plant, engineering development, relationships with key integrators and with CSP Vendor Partners. The CSP plant configuration for Port Augusta has several key systems and equipment that have not been proven on the pilot-plant and therefore the development and integration of these will be a critical project success factor.

The integration of the engineering by several major system Vendor Partners has already commenced, which continues the project development effort by Vast prior to the Basic phase. During the FEED phase the project design will be further developed and matured with the integration of these scopes into a homogeneously integrated power plant that realises the business case value proposition. Worley recognize that responsibility for project integration is with Vast Renewables and that Worley can provide technical support to Vast Renewables through our role as balance of plant engineering service provider.

Worley will assist by facilitating core safety in design exercises, such as HAZOP and ALARP workshops and P&ID design reviews etc., where the focus will be on integrating the diverse engineering contributions to a cohesive project design in order to realise the project value. Coordination of these reviews by Vast will provide critical inputs for development of the design Safety case by Worley.

The Port Augusta delivery has commenced with the completion of Basic stage engineering to confirm a single go forward solution for each system and equipment. Worley's proposal is based on the understanding that the basic plant design concept has been frozen ahead of the commencement of FEED by Vast Renewables. Our proposal relies upon the basic engineering deliverables produced to date. Changes to the plant design concept during FEED may result in a change to Worley scope and require re-estimate of our delivery time and cost.

008RCG-PRP-01 Vast Renewables - Port Augusta Engineering Proposal RevA

2.VS1 Plant Description

2.1Plant Site

The VS1 Port Augusta project (VS1 project) is located approximately 25 kms northwest of Port Augusta in South Australia. Figure 2-1 below is provided by Vast Renewables for proposal reference purposes. The site is located immediately adjacent to an existing ElectraNet 275kV transmission line (Davenport to Mount Gunson South) and a new ElectraNet 275kV switchyard Carriewerloo is proposed to be constructed on the site as part of a related project for which Vast Renewables is a proponent. The VS1 project will gain connection to Carriewerloo switchyard via a new 275kV underground cable from a new ElectraNet 275kV substation located adjacent the VS1 power block facility.

Figure 1 - VS1 Location Plan

A site layout plan provided by Vast for proposal reference purposes is shown Figure 2-2 below. This figure shows more clearly the 275kV substation for project tie-in, as well as the site access road connecting to the Stuart Highway. Our proposal assumes that the 275kV connection and site access road are part of the scope to be designed by Vast/Others.

008RCG-PRP-01 Vast Renewables - Port Augusta Engineering Proposal RevA

Figure 2- VS1 Preliminary Layout

The site is part of a larger development site where there is potential for other co-located energy projects, including a battery energy storage facility and solar methanol plant (both by others). There may be some infrastructure and service interconnections shared between the various projects.

2.2CSP Technology

The project will utilise Vast Renewables' unique modular CSP system. The CSP plant will use a single steam turbine and generator (STG) of 40MVA generating capacity operating as a reheat cycle with an air-cooled condenser (ACC). The STG will be supplied by a steam generator system (SGS) using molten salt as the heat source. Molten salt will be fed from and stored in the thermal energy storage (TES) system. The thermal energy stored in the TES system will be sourced from Vast Renewables' modular concentrated solar field consisting of eight solar arrays. Sodium will be used as the heat transfer fluid (HTF) to transfer the energy from the solar field to the TES.

The VS1 project fulfils a crucial stage in the commercialisation of Vast Renewables' CSP technology. The project will make use of Vast Renewables' unique solar field and solar receiver as part of the technology development pathway for these designs. The project will be used to gather key data on the build process, timing, costs and performance to contribute to the improvement of Vast Renewables' CSP product.

2.3Plant Components

The following describes our understanding of the project components and forms the basis of our proposal.

The plant will dispatch electricity into the National Electricity Market (NEM). The intent is that VS1 will operate with dispatch during a defined operating window, coinciding with high NEM demand and electricity price. The plant comprises the following main areas:

1.Site preparation and infrastructure including stormwater, roads, fencing and water supply

2.Switchyard and substation for grid connection

3.Solar field with heliostat arrays, towers, receivers, and heat transfer fluid piping

4.Thermal storage system with molten salt tanks, heat exchangers and pumps

5.Power block including steam generator, steam turbine and all associated balance of plant

The VS1 project will include interfaces to the following infrastructure:

1.Main access road (shared overall site access road) tie-in

2.Water will be provided by trucking it into an unloading facility within the plant.

008RCG-PRP-01 Vast Renewables - Port Augusta Engineering Proposal RevA

3.

Grid access tie-in to the proposed ElectraNet Carriewerloo 275kV Switchyard via a new ElectraNet 275kV multi-bay substation located adjacent the VS1 power block. This substation will be connected to Carriewerloo via a single 275kV underground cable traversing the VS1 site in an ElectraNet controlled easement.

4.

Duplicate external communications tie-in to yet to be determined, although one is assumed to be via ElectraNet's communication network. Dispatch Control for VS1 is assumed to be provided by an external service provider (yet to be determined) and will utilise the external communications services.

2.3.1Main Equipment Suppliers

VS1 project brings together equipment supply from multiple Originial Equipment Manufacturers (OEMs) who will be formally engaged during FEED to provide early engineering and design to facilitate streamlined project delivery. The main equipment suppliers consist of:

1.Vast Renewables OEM scope is solar field including, power, control, heliostats and receivers

2.Modular Steam Generator (SGS) OEM - John Cockerill

3.Modular Power Block equipment (Power Island) OEM - Doosan Skoda Power Services

4.Distributed Control Systems (DCS) OEM - Emerson

Balance of plant engineering for VS1 is the scope of this Proposal. The completed Basic engineering phase has helped clarify and understand the scope and location of interfaces between the various nominated OEM packages. Worley balance of engineering scope is defined entirely in this proposal.

2.4Plant Operating Philosophy

We understand that the intended plant operating philosophy is as follows:

1.The CSP plant captures and stores thermal energy during the sunlight hours for generation and dispatch of electricity during peak periods.

2.The energy is exported from the site via a new ElectraNet substation and switchyard connecting to the existing Davenport to Mount Gunson South 275 kV transmission line.

2.5Plant Performance

We understand that the design objective is for the Port Augusta plant to deliver 30MW during evening time for the maximum duration available in thermal storage to the NEM metering located at the point of interconnect with the ElectraNet grid. Vast Renewables has developed a performance model for the VS1 plant facility which will be used to predict and evaluate plant performance from an economic sense.

This proposal is made on the understanding that the plant performance model will continue to be used by Vast to evaluate the forecast performance of the integrated design. The ouputs of the model will be shared with Worley as necessary to support development of any plant and project specifications included in the Worley Engineering Scope Deliverable List. Maintenance of the project performance model during the project life will be by Vast Renewables. Worley will provide feedback to Vast Renewables on any issues or discrepancies between the nominated plant performance and any plant or process constraints identified during the execution of our Engineering scope. We will rely on Vast Renewables to inform of substantial performance model updates that impact on engineering within our scope of supply.

008RCG-PRP-01 Vast Renewables - Port Augusta Engineering Proposal RevA

3.Scope of Services

3.1Scope Overview

Worley's scope comprises the provision of balance of project process and mechanical engineering, electrical engineering and Safety and Risk engineering during Port Augusta project FEED. Additionally, we will provide technical review and advice to Vast Renewables in relation to nominated deliverables from engineering packages delivered by others. Project integration activities will be carried out by Vast Renewables and the OEMs engaged by Vast Renewables to supply FEED engineering will be responsible for their respective plant and equipment.

The scope of this tender outlines how Worley intends to develop the balance of project engineering.

Our proposal is based on the understanding that equipment OEM's and engineering package service providers will be engaged by Vast to provide project engineering inputs. Worley will utilize these to develop our balance of project engineering in the timeframes required for expedient project delivery. These inputs will be provided by Vast Renewables to Worley as reliance information.

It is our understanding that there will be no commercial engagement for any equipment supply during the project FEED. Furthermore, Vast intends to negotiate contracts for equipment supply by the four main OEM's to be ready to execute at the completion of the FEED phase.

Port Augusta VS1 facility will be assessed as a Major Hazard Facility under the South Australia Legislation. Worley will generate studies and documentation to support this activity as per the Deliverables List. Accordingly, we have included the necessary studies, workshops and deliverables needed to demonstrate the project design Safety Case as listed in Appendix A.

3.2Key Engineering Activities

The key components of this phase consist of:

1.Engineering deliverables (according to Deliverable List in Appendix A and Appendix B) shall be completed to meet engineering requirements to the status defined in the Deliverable List.

2.[Integration Engineering Removed] Technical review of nominated deliverables from engineering packages by others. Worley will review nominated deliverables and provide review comments/advice to Vast Renewables for Vast Renewables consideration and action or otherwise.

3.

3D Model development - A project integrated 3D model suitable for undertaking FEED engineering interface reviews shall be developed by Vast Renewables. Worley require this model to be made available to support the safety in design workshops, reviews and studies forming part of the project design Safety Case.

4.[Removed]

5.The project will undertake required assurance and safety in design reviews to ensure the project can demonstrate safety management to required regulatory standards. Proposed reviews include:

a.

P&ID based safe operability design review - Worley will facilitate a P&ID design review for the balance of project engineering scope. Worley will participate in P&ID design review hosted by the responsible design party for other engineering packages developed during FEED.

b.

HAZOP workshop - Worley will facilitate HAZOP for the project, including for other engineering packages as required. Vast will be responsible for coordinating timing and attendance of the various engineering providers

008RCG-PRP-01 Vast Renewables - Port Augusta Engineering Proposal RevA

c.	Preliminary 3D model review. This is a critical workshop required to facilitate Worley balance of project engineering scopes. The 3D model development and workshop facilitation is by Vast Renewables.

d.

LOPA / SIL Determination Workshop - Worley will facilitate LOPA/SIL determination for the project, including for other engineering packages containing instrumented safety functions. Vast will be responsible for coordinating timing and attendance of the various engineering providers.

e.	ALARP Workshop - Worley will facilitate ALARP workshop for the project.

f.	Final 3D model review. This is critical to facilitate Worley balance of project engineering scopes. The 3D model development and workshop facilitation is by Vast Renewables.

6.Safety and risk study scope will be developed to support VS1 design Safety Case as a requirement for regulatory acceptance as a Major Hazard Facility. In addition to previously mentioned workshops, the following deliverables will support Safety Case development:

a.	HAZID Study

b.	Consequence Analysis

c.	LOPA/ SIL Determination Study

d.	Fire Safety Study

e.	Escape Muster, Evacuation and Rescue, Analysis

f.	Emergency Systems Survivability Assessment

g.	Quantitative Risk Assessment (QRA)

h.	Bowtie Development / ALARP Workshop

i.	Fire System design and specification

7.This proposal is based on all Vendor and project correspondence being transmitted via Vast Document Management system.

8.[Removed]

9.We have considered that all deliverables will be reviewed as follows:

a.	Deliverables will be issued to the Project participants for maximum of two reviews.

b.	The review will be completed using the Aconex Document Review Workflow application within 10 working days.

c.	Reviews shall be documented in Aconex with completed reviews being transmitted via Aconex with electronic mail distribution according to a project document distribution matrix (DDM).

d.	Deliverables not reviewed within the 10-working day cycle shall be deemed as accepted.

10.[Removed]

3.3Scope of Services

The following scope of services will be performed to develop and mature Vast Renewables' CSP Port August plant design. The overall scope of services includes the following activities:

008RCG-PRP-01 Vast Renewables - Port Augusta Engineering Proposal RevA

•Technical Review of nominated deliverables from Vast Renewables Vendor scope of supply. Review comments will be provided to Vast Renewables for Vast Renewables consideration and action or otherwise.

•Engineering documents for Balance of Project, developed based on information provided by Vast Renewables.

3.3.1[Removed]

3.3.2Process

According to above mentioned considerations, the Process activities foreseen are as follows:

1.General

Process team will attend weekly discipline coordination and follow-up meeting with VAST to review progress and ensure timely close out of any open action items. Additionally, process team will also attend the planned fortnightly meetings with the OEMs (John Cockerill & Doosan Skoda).

2.Mechanical and Process Design Criteria

This document will be updated only if needed to establish any criteria not included during the Basic engineering phase, such as insulation criteria.

3.Heat and Mass Balances

Revised HMB will be prepared for each of the design cases i.e. 100% Load, 75% Load, 50% Load and 25% Load. Additionally, Off Design cases will be also performed. From this overall project HMB, Vast Renewables will be able to define and specify the performance envelope for project packages engineered by others.

4.Water Balance

Water balance prepared during the basic stage will be updated with the final requirements from John Cockerill, Doosan Skoda, WSAC supplier and WTP supplier. The updated water balance will be the basis to specify the water systems (tanks and pumps).

5.Process Flow diagrams.

PFDs will be updated to show main equipment, main process line with identification code, as well as the main control loops including control valves and related instrumentation. It will contain the mass and energy tables at steady state and at nominal design case, using the same identification code.

6.P&ID's

During this phase the following system P&ID's will be updated and issued:

•	Molten Salts System

•	HTF System

•	Blowdown System

•	Cooling Water System

•	Steam System (HP and LP)

•	Steam drains

•	Sampling Interface System

•	Chemical dosing Interface System

•	Fire Fighting Interface System

•	Raw Water System, including Water Storage

008RCG-PRP-01 Vast Renewables - Port Augusta Engineering Proposal RevA

•	Demin Water Distribution and Storage System

•	Service Water System

•	Potable water and sewerage system

•	Plant Drains

•	Compressed Air Distribution System.

•	Diesel Fuel System

P&IDs will be updated to indicate all lines and equipment, lines sizes, valves, instrumentation, line identification number and spec. Drains, insulation, heat tracing and winterisation will be also indicated where applicable. Note that the insulation thickness, specification and heat tracing requirements shall be provided as design input by Vast Renewables at the commencement.

KKS coding philosophy will be followed for lines, valves, instruments, and equipment identification. Control loops will be not shown in P&IDs as agreed with Vast during Basic engineering phase.

P&IDs already issued in Basic Phase will be issued initially for HAZOP as 'Issued for Hazop', and later on incorporating all the Design and HAZOP outcomes, these will be issued finally as 'Issued for Design'.

For P&IDs not developed in the Basic phase, we have allowed 3 revisions: 'Issued for Review', 'Issued for Hazop' and finally 'Issued for Design'.

Vendor P&IDs will not be replicated in Worley/Worley Consulting PIDs.

Worley will produce a process line list for the systems which are defined in the P&IDs listed above. The line list will tabulate the process conditions, materials, line size and insulation requirements for the systems in our scope of design.

7.Calculations.

Different sets of calculation will be carried out for sizing different systems. Following calculations shall be undertaken to enable Worley to complete their deliverables:

•	Hydraulics calculations for Molten Salts and HTF pipes and pumps sizing, including cold, hot and attemperation systems for both fluids.

•	Thermal losses for molten salts and HTF systems for heat exchangers and electrical heaters sizing

•	Inventory calculations for Molten Salts and HTF systems.

•	Tanks and Drums sizing.

•	Hydraulics Calculations for utilities systems: Raw Water, Demin Water, Potable Water, Cooling Water, etc. to size related pumps and tanks.

•	Drains calculations. Drains calculations will be used for draining tanks and pumps sizing.

•

Utilities consumptions. The utilities consumptions calculation will be performed to provide input to the different technical specifications such as compressed air package, etc. Vast Renewables to provide the utility requirements for other Engineering Packages at commencement of this scope.

8.Technical Specifications.

Based on the information obtained from the calculations listed above, Process and Mechanical engineering teams will prepare the equipment specifications in the deliverables list. This information shall also be used to review project specifications prepared by others for compliance to project requirements. Review comments shall be provided to Vast Renewables for consideration and action or otherwise.

008RCG-PRP-01 Vast Renewables - Port Augusta Engineering Proposal RevA

9.Data Sheets.

Process and Mechanical teams will prepare the data sheets listed in the EDL. The data sheets to be developed are:

•	Molten Salt Tanks (process data only)

•	Molten Salt Pumps

•	HTF Tanks

•	Wet Surface Air Cooler

•	Water Tanks

•	Water pumps including cooling water

•	HTF pumps

•	Water Treatment Plant

•	Wastewater Treatment Plant

•	Miscellaneous such as PSVs, vents, silencers, hydro pneumatic tanks, strainers, etc.

10.Functional Descriptions

In functional descriptions, general description of any of the systems included in the EDL will be described, including the control philosophy, interlocks definitions, alarms levels and trips. Sufficient level of detail shall be developed to support design review and HAZOP only. For clarity, functional descriptions shall be considered as progressive documents being developed and completed over the development life of the system or asset with further detail added as the design, construction and commissioning activities progress in subsequent phases.

Worley scope includes development of the following functional descriptions using the template provided by Vast Renewables:

•	Overall plant coordination and sequencing system, including overall systems co-ordination, dispatch and voltage control.

•	Electrical system including, high voltage, medium voltage, low voltage, DC and uninterruptible power supply systems.

Vast Renewables shall produce the following Functional descriptions for Worley to review. Worley will provide comments in relation to the compliance of these descriptions to the plant performance requirements for Vast Renewables consideration and action or otherwise:

•	Heat Transfer Fluid (HTF) System including pumps, receiver flow control, HTF/TES Heat exchanger, HTF anti-freeze heater, cold trap and plugging meter

•	Thermal Energy Storage (TES) System including Cold Salt pumps, hot salt pumps, attemperation pumps and HFT/TES Heat Exchanger.

•	Salt Tanks including Anti-freeze heaters and foundation cooling

•

Balance of Plant and Auxiliaries including auxiliary cooling water, compressed air, service water, raw water, demineralised water, water treatment plant, sampling, chemical dosing, potable water, waste water and clean drain systems

•	Steam Generation System including steam and water side, molten salt side, blowdown and offline heating systems

•	Condensate, feedwater and Steam system. This will include condensate, feedwater, high pressure and high pressure bypass, reheat and low pressure bypass, auxiliary and steam drain systems

008RCG-PRP-01 Vast Renewables - Port Augusta Engineering Proposal RevA

•	Turbine and Generator including gland steam, turbine control and protection, generator control and protection, lube oil and control oil systems

•	Air Cooled Condenser system

•	Heat Tracing System

•	Solar Array including heliostats, receiver door and calibration systems.

11.Other Supporting Tasks

Process team will support other activities during this phase of the project. The main tasks to be support are described below:

•

UPS and Diesel Generator: Supporting the Electrical team, process team will define the stepping of loads for Diesel Generator and will classify the loads to be included in the UPS or Emergency Diesel Generator based on process safety criteria.

•	Electric Load List and Electrical equipment list. Based on performed calculations, process team will give necessary inputs to populate all necessary data of the Electric Load List.

•	Emergency Shutdown System (SIS) and Cause and Effect Matrix: Based on operation modes and process safety criteria, process team will give necessary inputs to I&C team to develop SIS and C&E Matrix.

•	I&C List: Process team will support I&C team by providing the process conditions for their deliverables such as automatic valve list.

12HAZOP Sessions

Process team will prepare for and attend the HAZOP sessions to identify potential deviations from design intentions and provide inputs on how the process is designed to keep operating conditions within safe limits and prevent deviations of these limits. Since HAZOP is focussed on process-related hazards, piping, and instrumentation diagrams (P&IDs) are an essential part and Actions and Recommendations raised during these sessions will be checked and implemented in P&IDs and Functional Descriptions.

Prior to the HAZOP session, HAZID (Hazard Identification) action items will be closed out.

13.Integration Activities

[removed]

3.3.3Mechanical

This section describes the scope of Mechanical activities related to this stage of the Port Augusta project. The Mechanical activities are as follows:

1.General

Mechanical team will attend weekly discipline coordination and follow-up meeting with VAST to review progress and ensure timely close out of any open action items. Additionally, mechanical team will attend meetings with Vast Renewables OEMs (John Cockerill & Doosan Skoda) as requested.

2.Project initiation

The project initiation will be based on the project data review and data acquisition for the phase. This activity will also analyse and confirm the assumptions from previous phase.

3.Technical specifications.

Preparation or updating of technical specifications that establish the design functional requirements for use in subsequent phases. The technical specifications to be developed or updated during this phase are:

008RCG-PRP-01 Vast Renewables - Port Augusta Engineering Proposal RevA

•	Water tanks.

•	Wet surface air cooler.

•	Auxiliary cooling water circulation pumps.

•	Compressed air package.

•	Chemical dosing package.

•	HTF tanks

•	TES heaters

•	HTF heaters

•	Water pumps

•	Water treatment plant

•	Wastewater treatment plant

Following Mechanical Specifications developed during Basic Engineering, are proposed to be utilised for obtaining quotations from the vendors in Worley's current engineering scope, and no allowance has been made for revising them :

•	Molten Salt pumps

•	HTF pumps

The following technical specifications will be provided by Vast Renewables as an input to Worley project deliverables. Worley will perform a technical review of these specifications and provide comments to Vast Renewables for action:

•	Power Island

•	Steam Generator System

•	Molten Salt tanks

•	Sodium conditioning system

•	HTF -TES heat exchanger

4.Data sheets:

Data sheets for the following equipment shall be prepared:

•	Water treatment plant

•	Wastewater treatment plant

•	Molten salt pumps

•	HTF pumps

•	HTF tanks

•	Water tanks

•	Water pumps

•	Wet Surface Air Cooler

•	Aux cooling water circulation pumps

008RCG-PRP-01 Vast Renewables - Port Augusta Engineering Proposal RevA

•

For molten salt tank a preliminary data sheet will be prepared only to include nozzle quantity, size, elevation, and orientation. This datasheet will subsequently be superseded by Vast Renewables before use.

5.Critically rating:

Worley will specify appropriate equipment and material suitability by applying a criticality category according to the process operations, key importance etc.

6.Equipment list:

We will provide a project equipment list including main equipment description, dimensions and operating / design data. Details for equipment not within Worley scope of design will be listed subject to, and based on information supplied by Vast Renewables, to be verified by Vast Renewables.

7.Integration Activities:

[removed]

3.3.4Piping

Piping engineering and design scope is limited to development of a general technical specification for valves and actuators for the project.

3.3.5Civil, structural and architecture

[removed]

3.3.6Electrical

The following electrical engineering and design activities will be performed in this phase by Worley:

1.General

The electrical scope of works by Worley requires input and co-ordination with engineering being performed by other Vast Renewables Vendors and OEMS. Vast Renewables will be responsible for the supply and accuracy of input information required from Engineering Packages designed by others.

Worley will update the project electrical load list and equipment list according to the Worley process and mechanical work outlined above and project Engineering Packages designed by others.

2.Electrical calculations and studies

Worley will undertake load flow, short circuit, earthing and lightning protection studies for the project.

Worley will undertake cable sizing calculations and nominate cable size and construction details in the relevant single lines and electrical equipment list.

This scope requires input and co-ordination with engineering being performed by Vast Renewables Vendors and OEMs. Vast Renewables will be responsible for the timely supply and accuracy of input information required from other Engineering Package designers.

3.Drawings

Worley will develop the following drawings as part of the electrical scope of works:

•	Update Overall, Medium Voltage and Protection and Metering Single Line Diagrams,

•	Develop new SLDs for Low Voltage, DC and Uninterruptible Power Supply systems

•	Develop earthing and lightning protection system layouts

•	Develop Motor Control Center typical drawings

•	Develop cable trench detail drawing.

008RCG-PRP-01 Vast Renewables - Port Augusta Engineering Proposal RevA

Note that cable routing will be developed by another Vast Renewables engineering service provider.

Worley electrical team will provide input to and review the output of this work. Review comments will be provided to Vast Renewables for consideration and action or otherwise.

4.Technical specifications, scopes and data sheets for use by Vast Renewables to procure the following project electrical equipment:

•	Transportable Electrical Buildings

•	Emergency Diesel Generator, UPS and DC system

•	Generator Circuit Breaker

•	Non-Segregated Phase bus duct

•	MV Switchboard

•	Low Voltage Switchboard and Motor Control Centres

•	Transformers

•	Motors and Variable Speed Drives

3.3.7Instrument & Control

This section describes the scope of I&C activities related to this stage of the Port Augusta VS1 project. The I&C scope of work includes:

•	Technical specification for Safety Instrumented System (SIS) if determined necessary following HAZOP and LOPA assessment.

•	Technical specification for I&C cables in line with the AS 3000 wiring rules and other international standards.

•	Technical specification for sampling system including facilities for housing analytical instruments to monitor chemical or physical properties of process fluids.

•	Automatic valve list of the devices contained in the P&IDs of the defined scope.

•

Preliminary signal list. This will include all hard I/O signals of the devices shown in the P&IDs of Worley's scope. Worley will consolidate the signal lists from other engineering packages provided that the technical information from the other engineering packages is provided by Vast in compatible native file format. Worley will consider other package information as rely upon information.

•

Preliminary instrument list with the information shown in the P&IDs of Worley's scope. Worley will consolidate the instrument lists from other engineering packages provided that the technical information from the other engineering packages is provided by Vast in compatible native file format. Worley will consider other package information as rely upon information.

•	Cause and Effect Matrix of the process control actions involved in the Worley Mechanical and Process defined scope.

•	Support for the development of P&IDs, functional descriptions, data sheets and technical specifications of the Mechanical, Electrical and Process team.

The Worley Instrument and Control scope requires input and co-ordination with engineering being performed by other Vast Renewables Vendors and OEMS. Vast Renewables will be responsible for the timely supply and accuracy of input information required from Engineering Packages designed by others.

008RCG-PRP-01 Vast Renewables - Port Augusta Engineering Proposal RevA

3.3.8Safety and Risk Engineering:

Port Augusta VS1 will be assessed as a Major Hazard Facility under the South Australia Legislation. As such, we will generate studies and documentation to support this activity as per the Deliverables List. We will undertake the necessary studies, facilitating required workshops and producing the deliverables needed to demonstrate the project design Safety Case as listed in the Deliverable List.

Following mentioned workshops, deliverables and activities will be performed that will support the Safety Case development:

●	Consequence Analysis

●	FMEA / FTA Analysis (assessment of failure frequency)

●	Fire Safety Study

●	Fire System design and specification

●	Escape Muster, Evacuation, Rescue Analysis

●	Emergency Systems Survivability Assessment

●	Coarse Quantitative Risk Assessment (QRA)

●	HAZOP

●	SIL/LOPA Determination Study

●	Bowtie Development / Workshop

●	Hazard and Effects Register

●	Critical Control Performance Standards

●	Draft Emergency Plan and (Regulatory) Notification & Safety

●	ALARP Workshop

3.4Assumptions, Clarifications and Exclusions

[Moved to Section 6.3]

3.4.1General

[Moved to Section 6.3]

3.4.2[Removed]

3.4.3[Removed]

3.4.4Process Engineering

[Moved to Section 6.3]

008RCG-PRP-01 Vast Renewables - Port Augusta Engineering Proposal RevA

3.4.5Piping

[Moved to Section 6.3]

3.4.6Electrical Engineering

[Moved to Section 6.3]

3.4.7Instrument & Control Engineering

[Moved to Section 6.3]

3.5Document Control

Worley will use a document control system Aconex for internal management of Worley deliverables. Our proposal is based on Vast Renewables providing project wide document management system for transmittal and distribution of documentation between all Vendors and parties responsible for Engineering. Worley will utilize the document management system provided by Vast Renewables for transfer and receipt of project information.

We have considered that Worley deliverables will be reviewed and approved as follows:

●	Deliverables will be issued to Vast Renewables for maximum of two reviews.

●	After two review cycles documents will be issued for approval

●	Reviews will be completed by Vast Renewables within 10 working days of deliverable transmittal. Where review comments are not provided by Vast Renewables within the 10-working day cycle these shall be assumed to be acceptable and may proceed to submit for approval.

●	Review comments where provided shall be consolidated into a single file or document and returned to Worley document originator for action. Review comments shall be clear and concise, in English and provide definitive, actionable request for amendment or adjustment of document contents within the context of the specification.

●	Where deliverables have reached issued for approval status and are returned with comments, this will be considered an increase to Worley scope with cost and schedule impact.

3.6Client supplied information

The Basic phase has developed the design based on a number of draft documents provided, which have been reviewed, commented upon and used to deliver the Basic phase design documentation.

The basic design will be matured during the FEED. This will result in some basic phase documentation being revised during FEED execution. Vast Renewables will be responsible for ensuring that all parties performing engineering for the various project Engineering Packages have access to the lastest project documentation relevant to their engineering scope. Worley will only accept and use design information supplied by Vast that is provided in approved and revision controlled documented form so that it can be accurately referenced in Worley deliverables.

Worley can commence the scope following Vast Renewables providing a transmittal of the latest revision of all project design documents relevant to the Worley engineering scope. Subsequent revision of project design documents that result in repetition of scope or activities already started by Worley will be considered an increase to Worley scope with cost and schedule impact.

Worley will treat all information supplied by Vast Renewables as rely upon information, unless agreed otherwise.

008RCG-PRP-01 Vast Renewables - Port Augusta Engineering Proposal RevA

4.Project Execution Plan

Worley will develop a short form execution plan for the management of Worley scope within the wider project scope based on this proposal.

4.1Key Element. of Execution

The key elements of the Worley scope execution plan are as follows:

●	Meeting timing, frequency and attendance.

●	Identification of value drivers, risks and opportunities.

●	Development of key engineering deliverables.

●	Confirm and agree key workshop dates early.

●	Alignment on Major Equipment Specification.

The initial focus will be to set up the project for success by aligning and planning the work as follows:

4.1.1Kick-off Meeting & Workshop

We propose Worley will commence with a scope specific kick off meeting involving Vast Renewables, to communicate the objectives align scope expectations and ensure a collaborative working culture between the Vast Renewables and Worley teams.

4.1.2[Removed]

4.1.3Development of Key Engineering Deliverables

Initial activities will involve development of key engineering deliverables including Basis of Design, key philosophy and design criteria documents, PFDs, UFD, P&IDs, Cause & Effects and Electrical Single Line Diagrams. These will be used as input into the Design Review and HAZOP workshops, which is normally scheduled for approximately 12 weeks after kick-off.

4.1.4Confirm and agree key workshop dates early

As part of project kick off, or shortly after, it is proposed to freeze key workshop dates which will be used as input into the project schedule. This is especially important due to the number interfacing/participating parties, e.g. Vast Renewables and several key equipment OEMs. Key workshops are as follows:

•	P&ID Design Review

•	HAZOP

•	Model Reviews.

•	Project Risk Reviews.

•	ALARP Workshop

4.1.53D Plant Model

[Removed]

Development of 3D plant model is a critical activity for alignment of the various project engineering packages. In Worley experience the 3D model provides revision control for plant layout and arrangement. The 3D model development is a Vast Renewables responsibility. Some Worley deliverables depend on plant layout and arrangement and therefore will require information from the 3D model to be made

008RCG-PRP-01 Vast Renewables - Port Augusta Engineering Proposal RevA

available. Vast Renewables shall advise the process for sharing and communication of the project 3D model.

Worley has made nominal allowance to participate in 3D model review workshops to be hosted by Vast Renewables.

4.1.6[Removed]

4.1.7Major Equipment Specification & Pricing

Vast is preparing their project cost estimate in isolation from Worley. The cost and delivery lead time of major equipment is key to establishing an accurate total installed cost estimate and execution schedule. Major equipment will be specified, via project specifications and datasheets, and transmitted to Vast Renewables for this purpose. Worley has allowed nominal engineering budget to provide technical clarification and response to queries by vendors in relation to project technical requirements.

4.1.8[Removed]

4.2Execution Strategy

4.2.1Overview

The execution of Worley scope will be managed from the Worley Australia East locations. We have allowed for an experienced Worley Project & Engineering Manager located in Brisbane to act as dedicated focal point for Vast Renewables for the Worley scope execution. Further we are pleased to advise that we have included an experienced CSP resource in our Australian team who has relocated from Spain and will commence in Sydney in March.

The majority of the scope will be executed by the Worley Services team located in Australia East. The Australian engineering team will be distributed between our Brisbane and Melbourne offices, led by [***] as Project Manager. To drive the efficient interface between both offices, [***], based in Sydney having recently relocated from Worley's Madrid office, will provide project engineering support to the project. [***] also brings extensive CSP knowledge that will greatly benefit in her role as the local contact with Vast Renewables. Our team will include key engineering personnel who have been involved in the development of the Basic Engineering design for the VS1 facility so as to retain current knowledge of the design and expedite transition to this phase.

A small Madrid Power and New Energy team will be retained to provide continuity of Process and Mechanical engineering for critical HTF and TES process systems which are the core of the VS1 plant process design. For basic phase scope undertaken by Madrid which is transitioning to the Australia East engineering team in this phase, key Madrid resources will provide support during this transition thus ensuring continuity and smooth transition.

Whilst the center of technical expertise in CSP technology resides in the Worley Madrid office, as appropriate for the scope of this project we will leverage our Global Integrated Design (GID) centers during execution to support the Madrid and Australian offices for the execution of the VS1 scope.

Worley has assumed that Vast Renewables will be responsible for project Interface Management and integration of the various technology providers and engineering package providers. Worley will work with Vast and its partners to the success of the Project, however we recognise that responsibility for formal interaction with the project OEMs and Vendors will belong to Vast Renewables. We will provide technical review of engineering deliverables by Vast Renewables and other project partners as requested by Vast Renewables. Worley will review third party deliverables in accordance with our Worley Management System (WMS) and consistent with the 'Define' Phase and AACEI guidelines. Our review comments will be direct to Vast Renewables for Vast consideration and action or otherwise.

008RCG-PRP-01 Vast Renewables - Port Augusta Engineering Proposal RevA

Worley will develop the Balance of Plant deliverables in accordance with our Worley Management System

(WMS) and will provide a level of engineering maturity consistent with the 'Define' Phase and AACEI guidelines.

The proposed Worley team, supported by our global expertise, will continue to work with Vast in an open and collaborative way to ensure that the best technical solution is achieved. Moreover, the Worley Project Management team will impose strict control over the agreed project budget and Worley engineering delivery schedule utilising the WMS.

We will work with Vast to develop a baseline schedule for delivery of the design package within Worley scope of responsibility using agreed Vast Renewables input data milestone dates. Refer to Section 4.6 for our initial schedule assumptions on which our offer is based. Once agreed, the delivery schedule will be resourced and used for earned value progress reporting.

4.2.2Global Integrated Delivery (GID)

Worley employs multi-office execution as part of our Global Integrated Delivery (GID) initiative to deliver resource effectiveness through availability, capability, knowledge and experience.

We have work shared more than 40 million workhours, over more than 20 years, across 40 offices. Using GID is business-as-usual for us on all our projects and this includes extensive utilisation of GID in Australia for customers such as Woodside, Chevron, BP, APLNG, Oil Search, ExxonMobil and around the world for customers such as Shell, Suncor Marathon and DuPont.

The capability in our GID office covers all engineering and design disciplines as well as engineering data management, procurement assistance, inspection, expediting and project services such as document control. Our GID team operate to the same Management System requirements as any other office in Worley thus making for consistency of execution while utilising the lower cost base of the resources there.

We maximise the work share process by assembling a dedicated team in our GID centre, geared to the type of content and deliverables anticipated from the Project. This provides focus and a level of support for key activities, building strong knowledge and capability for the facility.

The dedicated team can be as small as a few people and as large as the workload requires, however the principle is around trying to maintain a core GID team to provide:

•Consistency in delivery.

•Continuity of resources.

•Retention of knowledge of standards and procedures.

•Transfer of lessons learned and experience between projects.

Through Worley's GID model, we can ramp up and down to meet fluctuating demands of project workloads. In addition to allowing for rapid delivery of projects through a broader resource pool, there is the added benefit of delivering capital effective services that can result in significant savings on direct engineering and design costs per hour for certain roles.

4.2.3Project Management

The project management services for this phase will include:

•Provision of a nominated single point of contact between Worley and Vast Renewables.

•Coordination of the Worley project team to ensure efficient execution of the Worley engineering activities.

•Worley scope cost and schedule management, including effective Management of Change.

•Ensuring the Worley scope is correctly resourced.

008RCG-PRP-01 Vast Renewables - Port Augusta Engineering Proposal RevA

●Project management reporting in accordance with Table 1 below.

Table 1 - Regular Meeting & Reporting Table

Meeting/Report	Frequency	Due Date

Project Meeting	Weekly	-

	Fortnightly	Draft - 1 day prior to meeting
Project Report and Schedule Update
Final - 2 days following meeting

4.2.4Project Controls

Project controls are responsible for the establishment and maintenance of the project schedule and budget and for generating regular reports to accurately inform both the Project Manager and Vast Renewables of the current status of the Worley scope including forecast final cost and schedule outcomes. Accurate project cost and schedule reporting and forecasting is critical to enable the Project Manager, and Vast Renewables, to make fully informed decisions in the event of a project change.

Worley's established and proven progress measurement system provides the project with the current status of the work accomplished, identification of areas deviating from the progress plan and enables the development of early cost/schedule trends. The following represents how planning and progress measurement will be carried out on the project to support progressing by the project's WBS.

All work performed on the project will be quantified, planned and progress measured. This provides a continuous status of how the project is progressing and enables performance measurement by comparing the actual resources consumed to perform the work with what was planned.

Earned value is the methodology for measuring progress, earned value is project status, and represents the physical work accomplished. The value of work accomplished is calculated as earned value = current budget x earned progress (% complete). The budgeted hours are the basis for quantifying work.

The earned progress is measured by Rules of Credit (ROCs) which are assigned to deliverables and tasks to define the stages/weight that progress will be earned at each stage of development of a deliverable or task. Typical Rule of Credit for a deliverable in Worley's Engineering scope are shown below:

Table 2 - Rules of Credit

StatusStatus CodePercentage Complete (cum)
Start	STA	10%
Interdiscipline Check	IDC	40%
Issued for Review	IFR	60%
Incorporate Comments	ICC	80%
Issued for Design	IFD	100%

The engineering team report the current status of deliverables and tasks to Project Controls by marking up the Engineering Deliverables Status Report (EDSR) to record both the current status of completion as well as any changes to the forecast issue or completion date for the deliverables or tasks.

008RCG-PRP-01 Vast Renewables - Port Augusta Engineering Proposal RevA

The project cost controller will then use this EDSR update to determine the current Earned Value and forecast Estimates at Completion for hours and costs at WBS level and for the project overall. This information is reported in the project S-Curves and performance metrics. The progress data reported in the EDSR is also used by the project planner to update the Primavera project schedule.

The Project Controls function for the Worley scope execution will be located in the Worley Brisbane office. The EDSR will be extracted fortnightly from Ecosys and issued to Engineering in both the Brisbane and Madrid offices for markup to capture the progress achieved by the team during the previous week. This input will be returned to the project controller for incorporation into the overall project progress report published to Vast Renewables. Progress reports will be issued according to the project reporting calendar.

Each reporting period the project manager and project controller will review the progress reports and progress curves with the discipline leads to identify any adverse trends in progress or productivity that may affect the overall project cost or schedule. If adverse trends are identified, they will be immediately discussed with the affected discipline and the project team so that corrective action can be taken.

4.2.5Engineering Execution

The execution of the engineering design will be shared between the Worley offices in Madrid, Brisbane, Sydney, and Melbourne with some support from our GID offices. Overall coordination and management of the engineering design will be performed in Brisbane with the Madrid team reporting to the Brisbane based Project Manager - Australia.

There is currently no legislative requirement in South Australia for a Registered Professional Engineer (RPE) to oversee the work. However, Worley will provide Australian-based support and direction regarding the local statutory and standards requirements ("Australianisation") for each engineering discipline in our scope.

Where requested by Vast Renewables, Worley will provide an engineering review of third-party design deliverables for compliance to project requirements and Australian standards and regulations. Worley will provide comments to Vast for consideration, action or otherwise.

As noted earlier, all Worley offices operate to the same Management System requirements therefore ensuring consistency of execution. Engineering execution of our scope will follow the Worley Safe and Sustainable Engineering for the Asset Lifecycle (SEAL) framework for engineering delivery to deliver technical integrity and safe and sustainable engineering solutions for the project.

Figure 4 provides an outline of the SEAL Framework. The requirements of Technical Integrity (TI) are the baseline to deliver a robust and compliant design. Through additional measures in Safety in Design (SID) and Sustainable Design (SD), SEAL helps to deliver design enhancement. A SEAL Plan will be included in the Worley Execution Plan and published to the engineering team to define the requirement for our engineering execution.

008RCG-PRP-01 Vast Renewables - Port Augusta Engineering Proposal RevA

Figure 3 - Safe and Sustainable Engineering for Asset Lifecycle (SEAL)

The ability of Worley to execute projects globally and utilise the benefits of the Multi-office execution relies on having globally standardised processes, workflows and Project Delivery Systems. A comprehensive suite of systems and tools are available that support the key Worley Management Systems, namely MS (Management System), WPMP (Worley Project Management Process) and Life' (Integrity Management System).

The Engineering Tools and Software proposed for use by Worley in scope execution are presented in Table 4 below.

Proposed Engineering	Purpose for Use	Estimated Usage
Tool Software		(Hrs)
AFT Fathom 11	Process engineering, fluid dynamic simulation	320

AutoCAD / MicroStation	Drafting of PFDs, P&IDs, and UFDs	1550

AutoCAD Civil 3D	Civil Drafting	[Removed]

STAAD.Pro Connect	Steel Structures design	[Removed]
edition

STAAD.Foundation	Foundations design	[Removed]

StormCAD Connect edition	Underground design	[Removed]

ETAP	Electrical Transient and Analysis	100

Aveva E 3D	3D Pipe modelling	[Removed]

Thermoflex	Process engineering, heat balance of design	160

	and off-design

Caesar II	Pipe Stress Analysis	[Removed]

CDEGS	Grounding design	40

Dialux	Lighting design	50

Hexagon (Caesar II)	Pipe Stress Analysis	[Removed]

AVEVA ERM	Piping modelling	[Removed]

008RCG-PRP-01 Vast Renewables - Port Augusta Engineering Proposal RevA

Navisworks (Manage)	3D Model	[Removed]

Aconex	Document Management	N/A

Navisworks (FREE VIEW)	3D Model Viewer	[Removed]

4.2.6Interface Management

Effective Interface Management is critical to the success of the VS1 FEED. For the FEED, with multiple parties undertaking engineering design in parallel, it is essential that all interface design information is reliable, clearly, and formally documented and available on time. We recommend an early project alignment workshop hosted by Vast to ensure all parties are aligned on how Vast intend to manage project interfaces.

Our proposal is based on Vast Renewables being responsible for Interface Management and alignment. As noted above we will utilize formally transmitted project design documentation from Vast Renewables to determine interface requirements at the battery limits of our scope. We will utilize formal communications methods, directing technical queries and Request for Information (RFI) to Vast Renewables to clarify requirements at each of our engineering package design interfaces.

Worley will receive and provide all engineering information through Vast Renewables' document management system, details to be confirmed by Vast Renewables.

4.2.7Administration and Communications

4.2.7.1Project Workhours and Timesheets

The standard working week for Worley team members will be 40 hours. To meet the milestones, overtime may be required. Approval must be obtained from the Worley Project Manager prior to any personnel working and booking overtime hours.

During performance of the work, each team member will have an allocated budget of hours to complete their assigned scope. There will also be part-time participants with strict limits. The discipline budgets need to be strictly adhered to and can only be extended by approval from the Worley Project Manager.

Everyone will be responsible for monitoring their budget against progress and notifying their supervisor of any shortfall, overrun or additional scope.

In general, personnel are requested to be either in the respective Worley office or online, if working from home, during their local time of 9:00am and 5:00pm Monday to Friday. Personnel may commence earlier and/or finish later.

All Worley team members are required to complete a timesheet in the GBS system. Timesheets will be completed by Thursday at 12:00 noon of each week. All team members are accountable for ensuring that the correct WBS codes are used for time sheeting purposes.

4.2.7.2Communications Plan

Correspondence

Informal communication between all personnel involved in the project from Worley, Vast Renewables, OEM vendors and other stakeholders is highly encouraged. However, no action will be taken until any such informal communication is routed through the formal channels of communication described below;

008RCG-PRP-01 Vast Renewables - Port Augusta Engineering Proposal RevA

Table 3 - Communication Plan

		Corresponding	Parties
Subject		Worley		Vast Renewables	Copie

Formal Contractual Issues	•	Project Manager		Project Director	Worley Project Sponsor Vast Renewables Project Sponsor
Day-to-Day Contractual (ie. Change Management)	•	Project Manager		Project Director	Worley Engineering Manager - Madrid Vast Renewables Engineering Manager
Key Technical Issues and Decisions	• •	Project Manager Engineering Manager - Madrid	•	Engineering Manager	Worley Project Manager Vast Renewables Project Director Worley Discipline Leads

For all formal correspondence on the project, a contacts list will be prepared and will be available on the project SharePoint site.

The key types of project correspondence will include:

•	Formal Letters

•	Transmittals (formal issue of documents to project participants)

•	Minutes of Meetings

•	Management of Change forms

•	E-mail (informal)

A project SharePoint site will be established and will be the prime location for all project correspondence, except e-mail. It is the responsibility of project team members to ensure project e-mails are appropriately filed in the proper project folder on the network.

It should be noted that email is not considered a formal form of correspondence and any agreement captured in email which may have a cost or schedule impact on the project must be documented into one of the formal forms of correspondence.

Meetings

All Worley convened meetings will be documented using the Worley minutes of meeting template and the minutes of meeting will be signed by both Worley and Vast Renewables. Actions documented during meetings will be notified to the Project Manager for transfer to the Actions Database. The regular Worley Convened project meetings will include:

•

Weekly Management Meeting between Vast Renewables and Worley. Worley attendees include the Project Manager and Madrid Engineering Manager. Vast Renewables representatives include the Project Director, Engineering Manager and Chief Technical Officer. Meeting is chaired by the Worley Project Manager.

•	Monthly Sponsor's Meeting. This is chaired by Vast Renewables Project Sponsor

008RCG-PRP-01 Vast Renewables - Port Augusta Engineering Proposal RevA

008RCG-PRP-01 Vast Renewables - Port Augusta Engineering Proposal RevA

We anticipate that Vast Renewables will convene a project engineering co-ordination meeting for management and alignment of the various engineering service providers at the numerous project design interfaces. We have allowed for Worley Project Manager and Madrid Engineering Manager to attend a weekly meeting for this purpose.

Documentation and Data Management

Technical Documentation	All technical documents shall be issued through Vast Renewables
Document Management system using transmittals according to
document distribution matrix agreed for the project

Contractual	Signed contractual documents shall be issued via email.
Documentation

Open Action Item List

A register of all open action items related to the Worley scope will be maintained by the Worley team. The Actions List will be maintained on a weekly basis. The Worley Project Manager will be responsible for ensuring the Actions List is maintained and that closeout of actions are expedited.

If Vast Renewables chooses to implements a project wide action database we will utilize this in lieu of our own action tracking system

Project Authority Levels

Table 4 - Project Authority Levels

Document	Authorised Approver	Limitation
Contractual Letters	Worley Project Manager	Only
Change Instruction	Vast Renewables Project Director	Only
Variance (Trend) Notification	Worley Project Manager	Only
Change Request	Worley Project Manager	Only
Change Order	Vast Renewables Project Director	Only
Meeting Minutes	Senior Worley and Vast Renewables participant.	Does not signify acceptance of scope change
Travel Requisition	Worley Project Manager	None
Timesheet	Supervisor	None
Travel Expense Account	Worley Project Manager	After endorsement of Supervisor
Overtime	Worley Project Manager	After prior approval by Vast Renewables Project Director

4.2.8Travel and Communication

Clear communication channels will be vital for the optimisation of this project. As such, Worley will arrange for a number of trips to Madrid and Australia to enable communication and project success. The following travel allowances have been made.

Table 5 - Australia Personnel Travel to Madrid

Requirement	Who is attending?	Travel cost basis

008RCG-PRP-01 Vast Renewables - Port Augusta Engineering Proposal RevA

Australian personnel trips as required during scope execution	PM or PE as required20 nights accommodation 2 return flights

Table 6 - Madrid Personnel Travel to Australia

Activity	Location	Who is	No. Travellers	Travel cost basis
attending?
HAZOP (2 weeks	Australia	Delivery and	2	20 nights
for Madrid and		discipline leads		accommodation +
Vendor scope)				2 return flights

Other meetings, workshops and design collaboration activities will be undertaken via Teams meetings. Due to time zone differences regular meetings are expected to start 4.30 pm AEST and expected to be no more than 2-4 hours duration.

4.3[Removed]

4.4[Removed]

4.5[Removed]

4.6Schedule

Worley cannot provide a baseline schedule for engineering delivery due to reliance on input and activities by others. Our proposal assumes that Vast Renewables will prepare an integrated schedule for delivery of the Project FEED and communicate this to Worley and other Engineering providers for co-ordination of engineering and design interfaces. We are committed to assisting Vast Renewables to develop this integrated FEED delivery schedule.

For the purpose of our estimate we have assumed a nominal milestone schedule and basis as follows:

•	Standard working hours of 40 hrs per week assumed

•	Forecasted project execution duration of 24 weeks,

•	Only 2 revisions per deliverable assumed with a 2-week review period in between

•	2-week period allowed for project review of Worley deliverables

•	Vast Renewables to provide key design information from the OEMs (Vast Renewables, Doosan Skoda, John Cockerill & Emerson) at commencement of FEED

•	Proposed Key milestones:

oFEED start - 0 week

oReceipt of all Vast Supplied (including Vendor) technical information for Design Review- 4 weeks from FEED start date

oDesign Review workshop- 6 weeks from FEED start date

008RCG-PRP-01 Vast Renewables - Port Augusta Engineering Proposal RevA

oReceipt of all Vast Supplied (including Vendor) technical critical information for HAZOP - 6 weeks from FEED start date

oHAZOP Review Workshop - 10 weeks from FEED start date

oModel Review - to be coordinated by Vast Renewables and 3D model engineering service provider. This is required to be no later than 12 weeks from FEED start date in order to complete our scope in 24-week target completion

oSIL/LOPA -15 weeks from FEED start date

oALARP Workshop -15 weeks from FEED start date

oFinal 3D Model review - to be coordinated by Vast Renewables and 3D model engineering service provider. This is required to be no later than 17 weeks from FEED start date

oIFD P&IDs - 20 weeks from FEED start date

oWorley Scope Complete - 24 weeks from FEED start date

008RCG-PRP-01 Vast Renewables - Port Augusta Engineering Proposal RevA

5.Project Team

Worley has designed a lean organisational structure to respond directly to the reduced scope of services required by Vast Renewables. Our small team structure recognizes that the revised scope provided by Vast Renewables places responsibility for overall FEED project management, interface management and design integration with Vast Renewables. Consequently, the Worley team will be focused on delivery of the scope defined in this Proposal.

5.1Team Location

Our proposal is based on our Madrid and Australia East teams being located at their respective home locations and to collaborate across time-zones using Aconex and Microsoft Teams. The Australian and Spanish team time zone difference presents an opportunity to use the time zone gap to turn around matters during the local day to have resolutions the next day. We will use this to our advantage as much as possible.

Communications between the Madrid and Australia East locations will include at least two virtual Teams meetings per week at mutually convenient times, usually late afternoon/evening in Australia East and early morning in Madrid. There is also an allowance for business between Madrid and Australia for face to-face interaction at critical workshops. Travel expectations are detailed in Section 4.2.8.

5.2Proposed Team Organisation Structure

Our team for this project comprises of Australian and Spanish (Madrid) resources. Led out of Australia, headed by our experienced project manager [***]. [***] has previously and will continue to work closely with Vast Renewables and our Madrid team to delivery to Vast Renewables our CSP expertise with an Australian regulatory and standards focus. The Madrid team will consist of core members of the Power and Energy engineering team from the Pre-FEED phase. During this phase, the AUE engineering team will be increased and will take responsibility for the electrical and some of the non-core process and mechanical scope. Continuity and efficient transition for this scope will be provided through ongoing support and peer review by the Madrid engineering team.

[***]

008RCG-PRP-01 Vast Renewables - Port Augusta Engineering Proposal RevA

6.Commercial Offer

6.1Pricing

The Worley fee estimated is $[***], reflecting the SoW, assumptions, clarifications and exclusions outlined in this document. Please refer below to Table 9 for a summary of the estimate.

Table 7 - Estimate Summary

[***]

008RCG-PRP-01 Vast Renewables - Port Augusta Engineering Proposal RevA

Notes:

1.	All pricing is expressed in Australian Dollars excluding GST.

2.	The Validity of our offer is 60 days.

3.

Pricing basis is reimbursable based on Schedule of Rates, as per Appendix E. We have not included contingency in our proposal; however, we recommend that Vast Renewables holds a 20% contingency for FEED.

4.	The cost estimate is the estimated hours for each Deliverable and the supporting tasks and activity hours by the corresponding schedule of rates.

5.	Travel and expenses are estimated and will be reimbursed as per the terms and conditions.

6.	Other approved non-labour costs e.g. specialist software, are to be reimbursed as per the terms and conditions.

6.2Payment Schedule

An initial down payment of [***]% of the estimated Engineering fee is required at Contract Award. Subsequent payments will be monthly based on hours expended at the agreed schedule of rates, less a [***]% deduction of the upfront payment per month for the first three months to offset the initial down payment.

6.3Qualifications, Assumptions and Exclusions

6.3.1General

The following overall assumptions, clarifications and exclusions apply for this proposal:

1.

The extant Basic phase plant arrangement as captured in the PFD and HMB and Basic phase documentation where available and applicable shall be used as the starting point for the our scope execution and no major changes to those documents have been allowed for in this proposal. Specifically, any major change to those documents will be considered a change event and may require re-estimate of our offer.

2.	We have excluded consideration of SM1 from this proposal. Inclusion of SM1 will be considered a change event and a variation to Worley scope.

3.

We have excluded consideration of optional pipelines for raw water supply and effluent disposal. Our proposal assumes that raw water will be supplied to the VS1 site via a water truck unloading facility, per the Basic phase design.

4.

Vast Renewables will be responsible for interface and integration management. Worley can provide technical advice and recommendations to support Vast Renewables in this activity, however the scope of support required has not been defined and cannot be assessed/determined as part of our proposal. We have made allowance only for the tasks and deliverables as detailed in Appendix A and Appendix B.

5.

Vast Renewables is responsible for the plant performance and financial model including the integration of Vendor supplied equipment performance models. We assume that Vendors' models will be integrated and updated by Vast within the project performance model and the update performance model shared with Worley as required for delivery of the scope.

6.

Port Augusta VS1 will be assessed as a Major Hazard Facility under the South Australia Legislation and it is assumed that all engagement, interaction, and dealings with the regulator is to be a Vast Renewables activity. However, we have allowed for minor interaction that may be necessary for clarification of our studies and deliverables.

008RCG-PRP-01 Vast Renewables - Port Augusta Engineering Proposal RevA

7.	Vendors and Vast Renewables shall meet the appropriate legislative requirements for compliance and design certification applicable to their scope.

8.	Project development and approval scope, including financial and commercial approvals are outside Worley scope.

9.	We will implement Worley change management processes to track and control changes to time, cost and scope from commencement.

10	We have assumed that a key document change notice process (KDCN) will be applied following HAZOP.

11

This proposal is independent of other scope(s) which may be assigned to us under Task Briefs executed via the existing Master Services Collaboration Agreement (MSCA), including to the extent Task Brief scope may form part of development of Vast Renewables supplied inputs for this proposal.

12

Required inputs from the OEMs will be made available to Worley at the appropriate design definition and timing to enable Worley deliverables to be developed according to the preliminary schedule included in our proposal. Vast Renewables shall be responsible for the supply and accuracy of all design information not part of Worley scope. Expediting information from third parties engaged by Vast Renewables is by Vast Renewables. Vast Renewables Vendor supplied information shall be treated as final and used to progress Worley deliverables and engineering activities. Any subsequent revision to Vast Renewables Vendor supplied information resulting in re-work by Worley will be considered a variation to Worley scope.

13

Any errors, gaps or contradictory information found in Vast Resources supplied documents will be referred to Vast Resources for review and resolution. Any time or effort required by Worley in the resolution of errors, gaps or contradictions will be considered a variation to Worley scope.

14The budget allowance for review of stmentation is a provisional sum as agreed with Vast Renewables during tender clarifications.

15.	Allowances in our estimate for meetings and vendor interactions is a provisional sum.

16

Third-party design verification by Worley is excluded. The receipt and review of any third-party documentation by Worley does not relieve the third party from responsibility for their errors or omissions or compliance with their obligations to Vast Renewables. Where requested by Vast Worley shall provide technical review of third-party design documents. Worley review will consider alignment with other project documentation, compliance with project specifications and any impact to the project basis of design. Review comments, findings and recommendations will be provided to Vast Renewables for consideration and action or otherwise.

17	The software expenses considered in our proposal includes those listed in Table 4. The license costs are subject to adjustment by supplier and USD and EUR exchange rate variation.

18

All contracting and procurement scope is by Vast Renewables. We have assumed the following as the basis for Worley technical deliverables being produced as input to Vast contracting and procurement activities:

a.	A common contracting and procurement approach will be adopted for all Vendors and Contractors.

b.	The terms and conditions for Vendors and Contractors are standardised to the extent that a consistent set of engineering RFP deliverables are required

c.	Procurement and contract planning by Vast Renewables will be timely and will not delay Worley engineering progress or result in re-work.

d.

Vendor deliverables will be managed by Vast Renewables document management system. Vast will transmit to Worley any Vendor technical documentation for which Worley review is requested. Worley will review nominated deliverables and provide review comments/advice to Vast Renewables for Vast Renewables consideration and action or otherwise.

008RCG-PRP-01 Vast Renewables - Port Augusta Engineering Proposal RevA

e.	Any/all technical deviations by Vendors are made known to Worley by Vast Renewables and/or the Vendor prior to acceptance, for consideration of impact to Worley scope.

19.	Our proposal excludes development of a 3D model of the plant.

20.	We will use Vast Renewables project numbering system on this project.

21.	Project and Client standard technical and commercial specifications have not been provided and therefore have not been considered in this proposal.

22.

Our offer is to produce those deliverable artefacts (documents, drawings, etc.) listed as deliverables in Appendix A and Appendix B of this proposal. Our understanding is that this list of deliverables has been reviewed and agreed with Vast Renewables.

6.3.2Technical

6.3.2.1Process Engineering

•	Vast Renewables shall provide and confirm the interface process data at each battery limit.

•	To perform Hydraulic Calculations, Fathom software will be used.

•	To perform P&ID's in Worley scope, AVEVA software will be used. Symbology shall be retained as per Basic phase.

•	P&ID's from vendors will not be replicated.

•	To perform any other calculations, in-house software or excel-sheet will be used.

6.3.2.2Piping

•	All Piping design and engineering scope is excluded

6.3.2.3Electrical Engineering

•

The battery limits for electrical works are as per the project single line diagram developed in basic phase on the HV side of the Generator Step Up Transformer. The site high voltage connection and VS1 substation are in ElectraNet scope.

•	The use of the Smart Plant Electrical tool has not been considered.

6.3.2.4Instrument & Control Engineering

•

The instrumentation required for engineering packages by others will be designed by the party responsible for that engineering package. It shall be the responsibility of the package plant designer to prepare the control interface documents, such as control philosophy, functional descriptions, signal list, cause-effect matrix, instrument, and valve lists, etc. This information shall be supplied by Vast Renewables for Worley use.

6.4Schedule of Rates

The estimate has been prepared based on the schedule of rates outlined in the Vast Renewables. Please see Appendix D for list of rates used.

6.5Terms & Conditions

All terms and conditions are as per the terms and conditions shared with Vast Renewables on 14th February 2024 (att. Alec Waugh).

008RCG-PRP-01 Vast Renewables - Port Augusta Engineering Proposal RevA